EXHIBIT 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FIRST CHESTER COUNTY CORPORATION,

FIRST NATIONAL BANK OF CHESTER COUNTY,

AND

AMERICAN HOME BANK, NATIONAL ASSOCIATION

DATED AS OF SEPTEMBER 18, 2008

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6.14	AHB Management Incentive Plan	66
6.15	AHB Warrants	66
6.16	Reconciliation of Accounts	67
6.17	CMAC Applications	67

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER		68
7.1	Conditions to Each Party’s Obligation to Effect the Merger	68
7.2	Conditions to Obligation of AHB	69
7.3	Conditions to Obligation of Parent	70

ARTICLE VIII TERMINATION		71
8.1	Termination	71
8.2	Effect of Termination	73
8.3	Termination Fee	73

ARTICLE IX MISCELLANEOUS		74
9.1	Survival	74
9.2	Waiver; Amendment	74
9.3	Counterparts	74
9.4	Governing Law	74
9.5	Expenses	74
9.6	Notices	74
9.7	Entire Understanding; No Third Party Beneficiaries	76
9.8	Severability	76
9.9	Enforcement	76
9.10	Interpretation	77
9.11	Assignment	77
9.12	Alternative Structure	77

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LIST OF EXHIBITS

Description	Number

Franklin Financial Services Corporation Support Agreement	1

Warrant Cancellation Agreement	2

AHB Option and AHB Warrant Standstill Agreement	3

Voting Agreement	4

Non-Competition and Non-Solicitation Agreement	5

Post-Closing Selling Agreement	6

Employment Agreement of James M. Deitch	7

Employment Agreement of Anna R. Smith	8

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 16, 2008 (this “Agreement”), among First Chester County Corporation (“Parent”), First National Bank of Chester County (“Parent Bank”) and American Home Bank, National Association (“AHB”).

RECITALS

A.            AHB.  AHB is a national banking association, having its principal place of business in Mountville, Lancaster County, Pennsylvania.

B.            Parent.  Parent is a Pennsylvania corporation, having its principal place of business in West Chester, Chester County, Pennsylvania.

C.            Parent Bank.  Parent Bank is a national banking association, having its principal place of business in West Chester, Chester County, Pennsylvania and is a wholly-owned subsidiary of Parent.

D.            Franklin Agreements.  As a condition and inducement to Parent, Parent Bank and AHB to enter into this Agreement, Franklin Financial Services Corporation has entered into the Franklin Financial Services Corporation Support Agreement in the form of Exhibit 1, the Warrant Cancellation Agreement in the form of Exhibit 2, and the AHB Option and AHB Warrant Standstill Agreement in the form of Exhibit 3.

E.             Director and Management Agreements.  As a condition and inducement to Parent and Parent Bank to enter into this Agreement, the directors of AHB, James M. Deitch and Anna R. Smith are each concurrently executing a Voting Agreement in the form of Exhibit 4, the Warrant Cancellation Agreement in the form of Exhibit 2, and the AHB Option and AHB Warrant Standstill Agreement in the form of Exhibit 3; the directors of AHB (other than James M. Deitch and Anna R. Smith, who are executing Employment Agreements as set forth in Recital F) are concurrently executing a Non-Competition and Non-Solicitation Agreement in the form of Exhibit 5; and the persons listed on Recital Schedule E are each concurrently executing a Post-Closing Selling Agreement in the form of Exhibit 6.

F.             Employment Agreements.  As a condition and inducement to Parent, Parent Bank, and AHB to enter into this Agreement, Parent and Parent Bank have entered into the Employment Agreement with James M. Deitch attached hereto as Exhibit 7 and the Employment Agreement with Anna R. Smith attached hereto as Exhibit 8.

G.            Board Action.  The respective Boards of Directors of Parent, Parent Bank and AHB have (i) determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination provided for in this Agreement; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business objectives; and (iii) approved this Agreement.

H.            The Merger.  In accordance with the terms of this Agreement, AHB will merge with and into Parent Bank (the “Merger”), with Parent Bank as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Bank”).  Pursuant to the procedures set forth in Article III of this Agreement, in the aggregate, approximately 90% of the consideration to be received by AHB shareholders as a result of the Merger shall be in the form of Parent common stock and approximately 10% of the consideration to be received by AHB shareholders as a result of the Merger shall be in cash.

I.              Intention of the Parties.  It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended, and this Agreement constitutes a “plan of reorganization” within the meaning of Section 1.368-1(c) of the Treasury Regulations.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1          Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.7(e)(i).

“Action”  means any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, Bank Regulatory Authority or other Governmental Authority.

“Advances”  means, with respect to AHB, or any of the Affiliates in the AHB Group or the Servicing Agreements, the monies or funds that have been advanced by AHB before the Closing from its funds in connection with the servicing of the Mortgage Loans in accordance with the Applicable Requirements.

“Affiliate” means, with respect to AHB, any member of AHB Group.

 “Agency” means FHA, VA, FNMA, FHLMC, GNMA, HUD or State Agency, as applicable.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.2.

“AHB” has the meaning set forth in the preamble to this Agreement.

“AHB Articles” means the Articles of Association of AHB, as amended.

“AHB Board” means the Board of Directors of AHB.

“AHB Bylaws” means the Bylaws of AHB, as amended.

“AHB Commercial Loan Property” has the meaning set forth in Section 5.3(p)(i).

“AHB Common Stock” means the common stock, par value $1.00 per share, of AHB.

“AHB Disclosure Schedule” has the meaning set forth in Section 5.1.

“AHB Financial Reports” has the meaning set forth in Section 5.3(h).

“AHB Group” means any “affiliated group”, as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code, that includes AHB or any predecessor of or any successor to AHB, and includes, without limitation, AHB and all joint ventures of AHB with other Persons.

“AHB Insiders” means the officers, directors and 10% or greater shareholders of AHB.

“AHB Meeting” has the meaning set forth in Section 6.2.

“AHB Options” means options, rights, or contracts to acquire AHB Common Stock.

“AHB Option Holder” has the meaning set forth in Section 3.8(a).

“AHB Regulation” has the meaning set forth in Section 5.2(g)(ii)(3).

“AHB Residential Loan Property” has the meaning set forth in Section 5.3(p)(i).

“AHB Regulatory Authorities” has the meaning set forth in Section 5.3(j)(i).

“AHB Stock Option Plan” means AHB’s 2001 Stock Option Incentive Plan as set forth on Schedule 3.8(a).

“AHB Warrants” means warrants to acquire AHB Common Stock.

“AHB Warrant Holder” means the owners of any and all outstanding AHB Warrants.

“Applicable Requirements” means and includes, as of the time of reference, with respect to the origination of the Pipeline Loans, or the origination, purchase, sale and servicing of the Mortgage Loans, or the handling of an REO, or the Servicing Agreements, all of the following (in each case to the extent applicable to any particular Pipeline Loan, Mortgage Loan, REO or Servicing Agreement):  (i) all contractual obligations of the AHB Group, including with respect to any Servicing under any Servicing Agreement, Mortgage Loan, Mortgage Note, Mortgage and other Mortgage Loan Document or any commitment or other contractual obligation relating to a Pipeline Loan, (ii) all applicable underwriting, servicing and other guides of AHB or the AHB Group, and as may be incorporated in the Seller and Servicing Guides, (ii) all applicable federal, state and local legal and regulatory requirements (including statutes, rules, regulations and ordinances) binding upon AHB or the AHB Group, (iii) all other applicable requirements and guidelines of each governmental agency, board, commission, instrumentality and other governmental or quasi-governmental body or office having jurisdiction, including without limitation those of any applicable Agency, Investor or Insurer and (iv) all other applicable judicial and administrative judgments, orders, stipulations, awards, writs and injunctions.

“Approval Recommendation” has the meaning set forth in Section 6.2.

“Average Closing Price” means the arithmetic average of the per share last prices for Parent Common Stock as quoted on the OTC Bulletin Board, calculated to four decimal places, for each of the twenty consecutive trading days ending on and including the fifth such trading day prior to the specified date rounded to the nearest whole cent.  For the purposes of this Agreement, the last price for each day shall be the last price as quoted as of the end of a trading day on www.otcbb.com.

“Bank Insurance Fund” means the Bank Insurance Fund maintained by the FDIC.

“Bank Regulatory Authority” means the Federal Reserve Board, the OCC and the FDIC, and any other state or federal bank regulatory agency charged with the supervision or regulation of AHB, Parent or Parent Bank or the insurance of the deposits of AHB or Parent Bank.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plans” has the meaning set forth in Section 5.3(n)(i).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated to close.

“Cash Amount” means that portion of the Merger Consideration not consisting of Parent Common Stock and, subject to adjustment pursuant to Sections 3.5, Section 6.16 and Section 7.1(g), equals $1,843,157.

“Cash Election” has the meaning set forth in Section 3.3(a).

“Cash Proration Factor” has the meaning set forth in Section 3.3(c)(ii)(C).

“Certificate” means any certificate that immediately prior to the Effective Time represented shares of AHB Common Stock.

“Change in AHB Recommendation” has the meaning set forth in Section 6.7(b).

“Closing” and “Closing Date” have the meanings set forth in Section 2.2(b).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

“Combination Cash Election” has the meaning set forth in Section 3.3(a).

“Combination Stock Election” has the meaning set forth in Section 3.3(a).

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Comparable Benefit Plans” has the meaning set forth in Section 6.10(a).

“Confidentiality Agreement” has the meaning set forth in Section 6.6(c).

“Custodial Account” means all funds held or directly controlled by AHB or the AHB Group with respect to any Mortgage Loan, including all principal and interest funds and any other funds due Investors, buydown funds, suspense funds, funds for the payment of taxes, assessments, insurance premiums, ground rents and similar charges, funds from hazard insurance and other mortgage escrow amount and impound amounts.

“Derivatives Contract” has the meaning set forth in Section 5.3(r).

“Dissenting Shares” means shares of AHB Common Stock as to which appraisal rights are perfected under Section 215a of the National Bank Act or other applicable law.

“DOL” means the Department of Labor.

“Effective Date” has the meaning set forth in Section 2.2(a).

“Effective Time” has the meaning set forth in Section 2.2(a).

“Election” has the meaning set forth in Section 3.3(a).

“Election Deadline” has the meaning set forth in Section 3.3(b).

“Election Form” has the meaning set forth in Section 3.3(a).

“Election Form Record Date” has the meaning set forth in Section 3.3(a).

“Environmental Laws” has the meaning set forth in Section 5.3(p)(iii).

“Equity Investment” means (i) an Equity Security, (ii) any ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity or any interest in real estate or (iii) any investment or transaction that in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock (other than adjustable-rate preferred stock, money market (auction rate) preferred stock or other instrument determined by the OCC to have the character of debt securities), certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security and any certificate of interest or participation in, any temporary or interim certificate for or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.3(n)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means Parent’s transfer agent which shall effect the exchange of AHB Common Stock for Parent Common Stock and/or cash, or such other Person designated by Parent and agreeable to AHB to act as Parent’s agent to effect such exchange.

“Exchange Fund” has the meaning set forth in Section 3.4(a).

“Exchange Ratio” shall mean 0.7000, subject to adjustment pursuant to Section 3.5, Section 6.16 and Section 7.1(g).

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FHA” means Federal Housing Administration or any successor thereto.

“FHA Loans” means residential mortgage loans that are insured, or are eligible and intended to be insured, by FHA.

“FHLMC” means Federal Home Loan Mortgage Corporation or any successor thereto.

“FNMA” means Federal National Mortgage Association or any successor thereto.

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.

“GNMA” means Government National Mortgage Association or any successor thereto.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” has the meaning set forth in Section 5.3(p)(iii).

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act, as amended.

“HUD” means United States Department of Housing and Urban Development or any successor thereto.

“Indemnification” has the meaning set forth in Section 5.3(g)(iv).

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.9(a).

“Insurance Policies” has the meaning set forth in Section 5.3(x).

“Insurer” means a Person who insures or guarantees all or any portion of the risk of loss on any Mortgage Loan, including without limitation any Agency and any provider of private mortgage insurance, standard hazard insurance, flood insurance, earthquake insurance or title insurance with respect to any Mortgage Loan or related Mortgaged Property.

“Intellectual Property” means each of the following:  (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, revision, extension or reexamination thereof; (ii) trademarks, service marks, trade dress, logos, trade names, the name “American Home Bank,” and Internet domain names together with all goodwill associated therewith, including, without limitation, the use of all translations, adaptations, derivations and combinations of the foregoing; (iii) copyrights and copyrightable works (including, without limitation, web sites) and all registrations, applications and renewals for any of the foregoing; (iv) information not generally known to the public or that would constitute a trade secret under the Uniform Trade Secrets Act, and confidential information (including, without limitation, know-how, research and development information, designs, plans, proposals, technical data, financial, business and marketing plans, sales and promotional literature, and customer and supplier lists and related information); (v) other intellectual property rights, including derivative rights; (vi) all copies and tangible embodiments of the foregoing (in whatever form or medium), along with all income, royalties, damages and payments due or payable after the Effective Date including, without limitation, damages and payments for past or future infringements or misappropriations thereof; (vii) the right to sue and recover for past infringements or misappropriations thereof; (viii) any defenses related to any of the above; and (ix) any and all corresponding rights that, now or hereafter, may be secured throughout the world.

“Investment Commitment” means the optional or mandatory commitment of AHB, or an Affiliate of AHB, to sell to any person, and a person to purchase from AHB, or an Affiliate of AHB, a Loan held for Sale or an interest in a Loan held for Sale or owned or to be acquired by AHB, or any Affiliate of AHB.

“Investor” means, with respect to the Mortgage Servicing Portfolio or any Mortgage Loan, FHLMC, FNMA, GNMA, a State Agency, AHB or the AHB Group or an Affiliate thereof, a private investor or any other Person to which AHB Group sells eligible Mortgage Loans or services Mortgage Loans pursuant to Servicing Agreements or otherwise.

“IRS” means the Internal Revenue Service.

“Joint Ventures” has the meaning set forth in Section 5.3(g)(vi)(A).

“Knowledge” (which includes the expressions “to Know” and “Known to”) of a particular fact or other matter, with respect to each of AHB and Parent, means that any person whose name is set forth in Schedule 1.1 of their respective Disclosure Schedules, is or should be actually aware of such fact or other matter.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 4.1(q).

“Loan Held for Sale” means a mortgage loan, including a construction loan and a mortgage loan that has closed but has not funded, secured by a Mortgage that is owned by AHB or any Affiliate of AHB at the time immediately prior to the Effective Date, and that is intended to be sold to an Investor in the ordinary course.

“Mailing Date” has the meaning set forth in Section 3.3(a).

“Material Adverse Effect” means, with respect to Parent or AHB any effect that (i) is material and adverse to the financial position, results of operations, business or prospects of Parent and its Subsidiaries taken as a whole or the AHB Group taken as a whole, as the case may be, or (ii) would materially impair the ability of Parent and its Subsidiaries or the AHB Group, as the case may be, to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks, federal savings institutions and their holding companies generally, (b) changes after the date hereof in general economic or market conditions affecting banks and their holding companies generally, including changes in interest rates, (c) public disclosure of the Transaction contemplated hereby, (d) costs incurred in connection with the Transaction including, without limitation, change in control and severance payments, as disclosed herein on the AHB Disclosure Schedules, investment banking fees, legal fees, accounting fees and printing costs, in each case in accordance with GAAP and (e) any action or omission of the AHB Group or Parent taken with the prior consent of the other or as otherwise contemplated by this Agreement in connection with the consummation of the Transaction.

“Material Contract” has the meaning set forth in Section 5.3(l).

“Merger” has the meaning set forth in Recital H.

“Merger Consideration” means the number of whole shares of Parent Common Stock, cash or a combination thereof, plus cash in lieu of any fractional share interest into which shares of AHB Common Stock shall be converted pursuant to the provisions of Article III.

“Mortgage” means, with respect to a Mortgage Loan, a mortgage, deed or trust or other security instrument creating a Lien upon real property and any other property described therein which secures a Mortgage Note, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgage Business” means the business of originating, brokering, marketing, making, purchasing, servicing and selling first-lien and subordinate-lien, closed-end and open-end residential mortgage loans by AHB and the AHB Group.

“Mortgage Loan” means either a Loan Held for Sale, Serviced Loan, Portfolio Loan, Previously Disposed of Loan or Pipeline Loan.

“Mortgage Loan Documents” means, with respect to a Mortgage Loan, the Mortgage Note, Mortgage and all other documents relating to Mortgage Loans required to document and service the Mortgage Loan by Applicable Requirements, whether on hard copy, microfiche or its equivalent or in electronic format and, to the extent required by Applicable Requirements, credit and closing packages and disclosures.

“Mortgage Note” means, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgaged Property” means (i) the real property and improvements thereon, (ii) the stock in a residential housing corporation and the lease to the related dwelling unit or (iii) a manufactured home and, as applicable, the real property upon which the home is situated, in each case that secures a Mortgage Note and that are subject to a Mortgage.

“Mortgage Servicing Portfolio”  means the portfolio of Mortgage Loans serviced or to be serviced by AHB pursuant to Servicing Agreements.

“Mortgagor” means, with respect to a Mortgage Loan, the borrower of such Mortgage Loan.

“National Bank Act” means the National Bank Act, as amended.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“OCC” means the Office of the Comptroller of the Currency.

“Originator” means, with respect to any Mortgage Loan, the entity or entities that (i) took the relevant Mortgagor’s loan application, (ii) processed the relevant Mortgagor’s loan application and/or (iii) closed and/or funded such Mortgage Loan.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Articles” means the Articles of Incorporation of Parent, as amended.

“Parent Bank” has the meaning set forth in the preamble to this Agreement.

“Parent Bank Articles” means the Articles of Parent Bank, as amended.

“Parent Bank Board” means the Board of Directors of Parent Bank.

“Parent Bank Bylaws” means the Bylaws of Parent Bank, as amended.

“Parent Board” means the Board of Directors of Parent.

“Parent Benefit Plans” has the meaning set forth in Section 5.4(l)(i).

“Parent Bylaws” means the Bylaws of Parent, as amended.

“Parent Common Stock” means the common stock, $1.00 par value per share, of Parent.

“Parent Disclosure Schedule” has the meaning set forth in Section 5.1.

“Parent Option” has the meaning set forth in Section 3.8(a).

“Parent Regulatory Authorities” has the meaning set forth in Section 5.4(i)(i).

“Pension Plan” has the meaning set forth in Section 5.3(n)(ii).

“Person” means a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, a common enterprise, or any person acting in a representative capacity.

“Pipeline Loan” means each of those pending applications in process for a mortgage loan, including construction loans, to be secured by a first- or subordinate-lien on a one- to four-family residential property that has been registered on AHB’s origination system by the Effective Date (including those Pipeline Loans that are pending with an Originator and that otherwise meet AHB Group’s acquisition criteria for such Pipeline Loans) and that have not closed as of the Effective Date.

“Portfolio Loan” means a residential mortgage loan or REO, including construction loans, owned by AHB which is not a Loan Held for Sale.

“Previously Disposed of Loans” means mortgage loans or any other type of loans or loan servicing rights that, as of any time, AHB, or any Affiliate of AHB, or any predecessor in interest of AHB, or any Affiliate of AHB, owned and subsequently sold, transferred or assigned and for which AHB, or any Affiliate of AHB, retains contingent liability to third parties in accordance with the then current Applicable Requirements, including, without limitation, the obligation to repurchase or indemnify the purchaser pursuant to the applicable loan or servicing purchase agreement.

“Price Per Share” means, subject to adjustment pursuant to Sections 6.16 and 7.1(g), $11.00.

“Proxy Statement” has the meaning set forth in Section 6.3(a).

“Recourse” means any arrangement pursuant to which any member of the AHB Group bears the risk to an Investor of any part of the ultimate credit losses incurred in connection with a default under or foreclosure of a Previously Disposed of Loan or a Serviced Loan, including liability for an early payment default, other than risk of loss based upon (i) a breach of any of the contractual representations, warranties or covenants or (ii) expenses, such as legal fees, in excess of the reimbursement limits, if any, set forth in the Applicable Requirements.

“Registration Statement” has the meaning set forth in Section 6.3(a).

“Representatives” has the meaning set forth in Section 6.7(a).

“Repurchase” has the meaning set forth in Section 5.3(g)(iv).

“Required Vote” has the meaning set forth in Section 5.3(e).

“REO” means any property acquired in the conduct of AHB’s mortgage servicing activities as a result of foreclosure or any of the method of satisfaction of indebtedness (whether for AHB’s own account or on behalf of an Investor or Insurer).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments that obligate the Person to issue or dispose of any of its common stock or other ownership interests.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Documents” has the meaning set forth in Section 5.4(g)(i).

“Seller and Servicing Guides” means the (i) seller and servicing guides utilized by the Agencies and other Investors to which AHB, or any Affiliate of AHB, has sold residential mortgage loans and/or which AHB services residential mortgage loans and (ii) the manuals, guidelines and related employee reference materials utilized by AHB, or any Affiliate of AHB, to govern its relationships with mortgage brokers, correspondent and wholesale sellers of loans or under which mortgage loans originated directly by AHB, or any Affiliate of AHB, is made.

“Serviced Loan” means any mortgage loan with respect to which AHB owns or provides Servicing.

“Servicing” means mortgage loan servicing and subservicing rights and obligations including one or more of the following functions (or portion thereof):  (i) the administration and collection of payments for the reduction of principal and/or the application of interest on a mortgage loan, (ii) the collection of payments on account of taxes and insurance, (iii) the remittance of appropriate portions of collected payments, (iv) the provision of full escrow administration, (v) the pursuit of foreclosure and alternate remedies against a related mortgaged property, (vi) the administration and liquidation of REO, (vii) the right to receive the Servicing Compensation and any ancillary fees arising from or connected to the Serviced Loans, earnings on and other benefits of related custodial accounts and other related accounts maintained by AHB pursuant to Applicable Requirements; and (viii) any other obligation related to servicing of mortgage loans required under any Servicing Agreement not otherwise described in the foregoing clauses.

“Servicing Agreements” means all agreements pursuant to which AHB provides Servicing in connection Serviced Loans.

“Servicing Compensation” means any servicing fees and any excess servicing compensation to the AHB is entitled to receive pursuant to any Servicing Agreement.

“State Agency” means any state agency or other entity with authority to regulate the mortgage-related activities of the AHB Group or to determine the investment requirements with regard to mortgage loan origination or purchasing performed by the AHB Group.

“Stock Amount” means 1,055,625 shares of Parent Common Stock, subject to adjustment as may be necessary pursuant to Sections 3.5, 6.16 and 7.1(g).

“Stock Election” has the meaning set forth in Section 3.3(a).

“Stock Proration Factor” has the meaning set forth in Section 3.3(c)(i)(C).

“Subsidiary” has the meaning ascribed thereto in Rule 1-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 6.7(e)(ii).

“Surviving Bank” has the meaning set forth in Recital H.

“Tangible Net Worth” means the sum of AHB’s common stock and surplus accounts, plus retained earnings or minus accumulated deficit, and minus goodwill, originated mortgage servicing rights and unamortized organizational expenses, on a consolidated basis, using AHB’s historical accounting methodologies, provided that such methodologies are consistent with GAAP (and without taking into account expenses related to (A) the application of Statement of Financial Accounting Standards No. 115; (B) costs incurred in connection with this Agreement or the Transaction; or (C) actions taken by AHB with the prior written acknowledgment of Parent that such expenditure will be omitted from this calculation).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Transaction” means the Merger and any other transactions contemplated by this Agreement.

“Undesignated Shares” has the meaning set forth in Section 3.3(a).

“VA” means the United States Department of Veterans Affairs and any successor thereto.

“VA Loans” means residential mortgage loans that are guaranteed, or are eligible and intended to be guaranteed, by VA.

“Warrant Consideration” has the meaning set forth in Section 3.8(b).

“WARN Act” means the Worker Adjustment and Retaining Notification Act of 1988, as amended, and any applicable state equivalents.

ARTICLE II

THE MERGER

2.1                               The Merger.

(a)                                  The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, AHB shall merge with and into Parent Bank in accordance with the applicable laws of the United States, the separate corporate existence of AHB shall cease and Parent Bank shall survive and continue to exist as a national banking association.

(b)                                 Name and Main Office.  The name of the Surviving Bank shall be “First National Bank of Chester County”.  The main office of the Surviving Bank shall be the main office of Parent Bank immediately prior to the Effective Time.  All branch offices of AHB and Parent Bank that were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices that may be authorized by AHB and Parent Bank.  Schedule 2.1 hereto contains a list of each of the deposit taking offices or loan originating offices of AHB and Parent Bank that shall be operated by the Surviving Bank, subject to the opening or closing of any offices that may be authorized by AHB or Parent Bank, respectively, and the OCC and the FDIC after the date hereof and in accordance with this Agreement.

(c)                                  Operation of AHB as a Division of Parent Bank.  From and after the Effective Time, Parent shall cause Parent Bank to establish a division of Parent Bank that will consist of the existing AHB mortgage banking operation and staff and that will be called, consistent with applicable regulations, “American Home Bank, a Division of First National Bank of Chester County.”  Parent shall cause Parent Bank to operate the AHB division for a period of at least two years after the Effective Date.  AHB will cooperate with Parent prior to the Effective Time to ensure that all consents or waivers required to be filed in any state to permit Parent Bank to use the name of American Home Bank are properly and timely filed.

(d)                                 Charter and Bylaws.  The charter and bylaws of the Surviving Bank immediately after the Merger shall be the charter and the bylaws of Parent Bank as in effect immediately prior to the Merger, in each case until thereafter amended in accordance with applicable law.

(e)                                  Directors and Executive Officers of the Surviving Bank.  The directors of the Surviving Bank immediately after the Merger shall be the directors of Parent Bank immediately prior to the Merger.  The executive officers of the Surviving Bank immediately after the Merger shall be the executive officers of Parent Bank immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly appointed and qualified.  In addition, James M. Deitch will be appointed as a director of Parent and Parent Bank pursuant to Section 6.11; and James M. Deitch and Anna R. Smith will serve as officers of Parent Bank in accordance with the Employment Agreements entered into by each of them and the Parent Bank.

(f)                                    Effect on Shares of Stock.

(i)                                     Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

(ii)                                  At the Effective Time, each share of AHB Common Stock issued and outstanding prior to the Merger shall, by virtue of the Merger and without any action on the part of Parent, Parent Bank, AHB or the holder thereof, be canceled and converted into the right to receive the Merger Consideration as provided in Section 3.1 below.  Any shares of AHB Common Stock held in the treasury of AHB immediately prior to the Effective Time shall be retired and canceled pursuant to Section 3.1(b).

(iii)                               Parent Bank has 30,000 shares of common stock issued and outstanding.  Each such share shall remain issued and outstanding and 30,000 shares of Parent Bank common stock will be issued and outstanding upon consummation of the Merger.  No shares of Parent Bank common stock will be issued in connection with the Merger.

(g)                                 Effects of the Merger.  Upon consummation of the Merger, and in addition to the effects set forth at 12 U.S.C. § 215a:

(i)                                     all rights, franchises and interests of AHB in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by AHB immediately prior to the Effective Time; and

(ii)                                  the Surviving Bank shall be liable for all liabilities of AHB, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of AHB shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

(h)                                 Additional Actions.  If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of AHB acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (b) otherwise carry out the purposes of this Agreement, AHB and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Agreement.  The proper officers and directors of the Surviving Bank are fully authorized in the name of AHB or otherwise to take any and all such action.

2.2                               Effective Date and Effective Time; Closing.

(a)                                  Subject to the satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions, the “Effective Date” shall be as soon as possible after the receipt of all required approvals from Bank Regulatory Authorities on (i) a date selected by Parent after such satisfaction or waiver that is no later than fifteen Business Days after such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing.  If any remaining unsatisfied and unwaived condition set forth in Article VII becomes satisfied or is waived during the two weeks immediately prior to the end of a calendar quarter of Parent, the Parent may postpone the Effective Time until the first full week after the end of that fiscal quarter, provided that it is understood and agreed that Parent may not postpone the Effective Time longer than one week, including by asserting that any of the conditions specified in Sections 7.1(a), 7.1(b), 7.1(d) and 7.1(e) of this Agreement are no longer satisfied or waived.  The “Effective Time” of the Merger shall be the time on the Effective Date selected by the Parent and if no time is selected, then 12:01 a.m. on the Effective Date.

(b)                                 A closing (the “Closing”) shall take place immediately prior to the Effective Time as of the close of business, prevailing time, at the principal offices of Parent in West Chester, Pennsylvania, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”).  At the Closing, there shall be delivered to Parent, Parent Bank and AHB the opinions, certificates and other documents required to be delivered under Article VII.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.1                               Conversion of Shares.

(a)                                  Subject to the provisions of this Agreement, each share of AHB Common Stock issued and outstanding immediately prior to the Effective Time other than Dissenting Shares and shares held in treasury by AHB shall, by virtue of the Merger, no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter only represent the right to receive, at the election of the holder thereof as provided in and subject to Section 3.3, and further subject to Section 3.5, Section 6.16 and Section 7.1(g), any of the following:

(i)                                     Parent Common Stock equal to the Exchange Ratio; or

(ii)                                  cash in the amount of the Price Per Share.

(b)                                 At and after the Effective Time, each share of AHB Common Stock held in AHB’s treasury shall be cancelled and retired, and no shares of Parent Common Stock, cash or other consideration shall be issued in exchange therefor.

(c)                                  At the Effective Time, the stock transfer books of AHB shall be closed as to holders of AHB Common Stock immediately prior to the Effective Time and no transfer of AHB Common Stock by any such holder shall thereafter be made or recognized.  If, after the Effective Time, Certificates are properly presented in accordance with Section 3.4 of this Agreement to the Exchange Agent, such Certificates shall be canceled and exchanged for certificates representing the number of whole shares of Parent Common Stock, if any, and/or a check representing the amount of cash, if any, into which the AHB Common Stock represented thereby was converted in the Merger, plus any payment for any fractional share of Parent Common Stock without any interest thereon.

(d)                                 At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

3.2                               Fractional Shares.  Notwithstanding any other provision of this Agreement, each holder of AHB Common Stock who would otherwise be entitled to receive a fractional share of Parent Common Stock, after taking into account all Certificates delivered by such holder, shall receive an amount in cash, without interest, rounded to the nearest cent, equal to the product obtained by multiplying (a) the Average Closing Price determined as of the Effective Date by (b) the fractional share, calculated to the nearest ten-thousandth of the share of Parent Common Stock, to which such holder would otherwise be entitled.  No such holder shall be entitled to dividends or other rights in respect of any such fractional shares.

3.3                               Election and Proration Procedures.

(a)                                  An election form and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent in such form as Parent and AHB shall mutually agree (the “Election Form”) shall be mailed by or on behalf of Parent no less than 40 days prior to the anticipated Effective Time of the Merger, as jointly determined by Parent and AHB, or on such other date as Parent and AHB shall agree (the “Mailing Date”) to each holder of record of AHB Common Stock as of the close of business on the fifth business day prior to the mailing date (the “Election Form Record Date”).  Parent shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) (the term “beneficial owner” and “beneficial ownership”

for purposes of this Agreement shall have the meaning set forth in Section 13(d) of the Exchange Act) of AHB Common Stock after the Election Form Record Date and prior to the Election Deadline, and AHB shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.  Each Election Form shall permit the holder or the beneficial owner through appropriate and customary documentation and instructions to elect (an “Election”) to receive (i) Parent Common Stock (a “Stock Election”) with respect to all of such holder’s AHB Common Stock, or (ii) cash (a “Cash Election”) with respect to all of such holder’s AHB Common Stock, or (iii) Parent Common Stock for a specified number of shares of AHB Common Stock (a “Combination Stock Election”) and cash for the remaining number of shares of AHB Common Stock held by such holder (a “Combination Cash Election”).  Any AHB Common Stock other than Dissenting Shares and shares held in AHB’s treasury, with respect to which the Exchange Agent has not received an effective, properly completed Election Form prior to the Election Deadline shall be deemed to be “Undesignated Shares” hereunder.

(b)                                 Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form that has not been revoked by 5:00 p.m., prevailing time, by the thirtieth (30th) Business Day following the Mailing Date (or such other time and date as Parent and AHB may mutually agree) (the “Election Deadline”).  An Election Form shall be deemed properly completed only if an Election is indicated for each share of AHB Common Stock covered by such Election Form and if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of AHB Common Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form.  For shares of AHB Common Stock held in book entry form, Parent shall establish procedures for delivery of such shares, which procedures shall be reasonably acceptable to AHB.  Any Election Form may be revoked by the person submitting such Election Form at or prior to the Election Deadline, provided that the Exchange Agent shall have actually received prior to the Election Deadline a written notice revoking such Election Form and specifying the shares of AHB Common Stock covered by such revoked Election Form.  In the event an Election Form is revoked prior to the Election Deadline, the shares of AHB Common Stock representing such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly made with respect to such shares on or before the Election Deadline, and Parent shall cause the Certificates to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any Election or revocation has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of AHB and Parent required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive.  Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(c)                                  As promptly as practicable but not later than three (3) Business Days prior to the Effective Time of the Merger, Parent shall cause the Exchange Agent to effect the allocation among the holders of AHB Common Stock of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(i)                                     if the aggregate number of shares of AHB Common Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made times the Exchange Ratio exceeds the Stock Amount, then:

(A)                              each holder of AHB Common Stock who made an effective Cash Election or Combination Cash Election shall receive the Price Per Share in cash for each such share of AHB Common Stock;

(B)                                each holder of Undesignated Shares shall be deemed to have made a Cash Election and shall receive the Price Per Share in cash for each such Undesignated Share; and

(C)                                a stock proration factor (the “Stock Proration Factor”) shall be determined by dividing (1) the Stock Amount by (2) the product of the Exchange Ratio and the number of shares of AHB Common Stock with respect to which effective Stock Elections and Combination Stock Elections were made.  Each holder of AHB Common Stock who made an effective Stock Election or Combination Stock Election shall be entitled to:

(1)                                  the number of shares of Parent Common Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of AHB Common Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) the Stock Proration Factor, and

(2)                                  cash in an amount equal to the product of (x) the Price Per Share, multiplied by (y) the number of shares of AHB Common Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) one minus the Stock Proration Factor.

(ii)                                  if the aggregate number of shares of AHB Common Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made times the Exchange Ratio is less than the Stock Amount, then:

(A)                              each holder of AHB Common Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of Parent Common Stock equal to the product of the Exchange Ratio multiplied by the number of shares of AHB Common Stock covered by such Stock Election or Combination Stock Election;

(B)                                the Exchange Agent shall allocate pro rata according to the number of AHB shares held, among those holders of Undesignated Shares (other than holders of Undesignated Shares who voted against or gave notice to the presiding officer of the AHB Meeting at or prior to the AHB Meeting that the holder dissents from the Merger as required by Section 215a of the National Bank Act), such number of shares of Parent Common Stock as shall be necessary so that the shares of Parent Common Stock to be received by those holders, when combined with the number of shares for which a Stock Election or Combination

Stock Election has been made, multiplied by the Exchange Ratio shall be approximately equal to the Stock Amount.  If all of said Undesignated Shares plus all shares as to which Stock Elections and Combination Stock Elections have been made together multiplied by the Exchange Ratio are less than, and not approximately equal to, the Stock Amount, then:

(C)                                a cash proration factor (the “Cash Proration Factor”) shall be determined by dividing (1) the amount which is the difference between (x) the number obtained by dividing the Stock Amount by the Exchange Ratio and (y) the sum of the number of shares of AHB Common Stock with respect to which effective Stock Elections and Combination Stock Elections were made and the number of Undesignated Shares selected pursuant to subparagraph (ii)(B) above by (2) the number of shares of AHB Common Stock with respect to which effective Cash Elections and Combination Cash Elections were made.  Each holder of AHB Common Stock who made an effective Cash Election or Combination Cash Election shall be entitled to:

(1)                                  cash equal to the product of (x) the Price Per Share, multiplied by (y) the number of shares of AHB Common Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) one minus the Cash Proration Factor, and

(2)                                  the number of shares of Parent Common Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of AHB Common Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) the Cash Proration Factor.

(iii)                               Notwithstanding any provision of this Agreement, Parent reserves the right to adjust the relative proportions of the Cash Amount and Stock Amount to meet such requirements as may be necessary for the Merger to qualify as a reorganization under Section 368(a) of the Code.

3.4                               Exchange Procedures.

(a)                                  Not later than three (3) Business Days prior to the Effective Time of the Merger, Parent shall deposit with the Exchange Agent for the benefit of the holders of shares of AHB Common Stock, for exchange in accordance with this Section 3.4, certificates representing the aggregate number of shares of Parent Common Stock and cash issuable pursuant to Section 3.1 in exchange for shares of AHB Common Stock outstanding immediately prior to the Effective Time of the Merger and cash payable in lieu of fractional shares of Parent Common Stock that would otherwise be issuable in connection with Section 3.1, but for the operation of Section 3.23.1 of this Agreement (the “Exchange Fund”).

(b)                                 After the Effective Time of the Merger, each holder of a Certificate, other than Dissenting Shares and shares of AHB Common Stock held in AHB’s treasury, who surrenders or has surrendered such Certificate (or provided an affidavit of loss in lieu of such Certificate in accordance with Section 3.9), together with duly executed transmittal materials included in or required by the Election Form to the Exchange Agent, shall, upon acceptance thereof, be entitled to (i) a certificate representing the Parent Common Stock and/or (ii) cash into which the shares of AHB Common Stock shall have been converted pursuant to Section 3.1, as well as cash in lieu of any fractional share of Parent Common Stock to which such holder would otherwise be entitled pursuant to Section 3.2, if applicable.  The Exchange Agent shall accept such Certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices.  Until surrendered as contemplated by this Section 3.4(b), each Certificate representing AHB Common Stock shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive the Merger Consideration to which it is entitled hereunder upon such surrender.  Parent shall not be obligated to deliver the Merger Consideration to which any former holder of AHB Common Stock is entitled as a result of the Merger until such holder surrenders his Certificate or Certificates for exchange as provided in this Section 3.4(b).  If any certificate for shares of Parent Common Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

(c)                                  No dividends or other distributions declared or made after the Effective Time of the Merger with respect to Parent Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of a fractional share shall be paid to any such holder pursuant to Section 3.2, until the holder of record of such Certificate shall surrender such Certificate.  Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.2, and the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date prior to surrender with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

(d)                                 All cash paid and/or shares of Parent Common Stock issued upon the surrender for exchange of shares of AHB Common Stock in accordance with the terms of this Agreement, shall be deemed to have been paid and/or issued in full satisfaction of all rights pertaining to such shares of AHB Common Stock, and there shall be no further registration of transfers on the stock transfer books of Parent, after the Merger, of the shares of AHB Common Stock that were outstanding immediately prior to the Effective Time of the Merger.  If, after the

Effective Time of the Merger, Certificates are presented to Parent for any reason, they shall be canceled and exchanged as provided in this Agreement.

(e)                                  Any portion of the Exchange Fund, including any interest thereon, that remains undistributed to the shareholders of AHB following the passage of nine months after the Effective Time of the Merger shall be delivered to Parent, upon demand, and any shareholders of AHB who have not theretofore complied with this Section 3.1 shall thereafter look only to Parent for payment of their claim for cash and for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

(f)                                    Neither AHB nor Parent shall be liable to any holder of shares of AHB Common Stock or Parent Common Stock, as the case may be, for such shares, or dividends or distributions with respect thereto, or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)                                 The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Parent Common Stock for the account of the Persons entitled thereto.

3.5                               Adjustments for Dilution and Other Matters.  If prior to the Effective Time of the Merger, (i) Parent shall declare a stock dividend or distribution on Parent Common Stock with a record date prior to the Effective Time of the Merger, or subdivide, split up, reclassify or combine Parent Common Stock, or make a distribution other than a cash dividend on Parent Common Stock in any security convertible into Parent Common Stock, in each case with a record date prior to the Effective Time of the Merger, or (ii) the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in Parent’s capitalization other than a transaction in which Parent shall have received fair consideration, as determined by its Board of Directors, for the shares issued, then a proportionate adjustment or adjustments will be made to the Exchange Ratio, the Stock Amount and the Average Closing Price.

(b)                                 If prior to the Effective Time of the Merger, (i) AHB shall declare a stock dividend or distribution on AHB Common Stock with a record date prior to the Effective Time of the Merger, or subdivide, split up, reclassify or combine AHB Common Stock, or make a distribution other than a cash dividend on AHB Common Stock in any security convertible into Parent Common Stock, in each case with a record date prior to the Effective Time of the Merger, or (ii) the outstanding shares of AHB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in AHB’s capitalization other than a transaction in which AHB shall have received fair consideration, as determined by its Board of Directors, for the shares issued, then a proportionate adjustment or adjustments will be made to the Exchange Ratio, the Stock Amount and the Average Closing Price; provided that if the outstanding shares of AHB Common Stock shall have been increased due to the exercise or conversion of AHB Options or AHB Warrants, as permitted in this Agreement, then the consideration to be paid for such additional shares will be the Per Share Price paid in cash.

3.6                               Dissenting Shares.  Notwithstanding anything to the contrary contained in this Agreement, any holder of AHB Common Stock who shall be entitled to be paid the “fair value” of such holder’s Dissenting Shares of AHB Common Stock, as provided in Section 215a of the National Bank Act, shall not be entitled to the consideration to which such holder would otherwise have been entitled pursuant to Sections 2.1, 3.1 and 3.3, unless and until such holder shall have failed to perfect or withdrawn or lost such holder’s rights as a dissenter under Section 215a of the National Bank Act, and shall be entitled to receive only such payment as is provided for by Section 215a of the National Bank Act.

3.7                               Withholding Rights.  Parent, directly or through the Exchange Agent, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of AHB Common Stock such amounts as Parent is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment.  Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of AHB Common Stock in respect of which such deduction and withholding was made by Parent.

3.8                               AHB Options and Warrants.

(a)                                  AHB Options.  At the Effective Date, each holder of an AHB Option (collectively, “AHB Option Holders”) that

(i)                                     is outstanding at the Effective Date,

(ii)                                  has been identified on Schedule 3.8(a) of the AHB Disclosure Schedule (along with the name of the grantee, the date of the grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of AHB Common Stock subject to each AHB Option, the number of shares of AHB Common Stock subject to each AHB Option that are currently exercisable, and the exercise price per share); and

(iii)                               would otherwise survive the Effective Date shall be entitled to receive, in substitution for the AHB Option, an option to acquire shares of Parent Common Stock on the terms set forth below (each AHB Option, as substituted, a “Parent Option”):

(A)                              A Parent Option shall be a stock option to acquire shares of Parent Common Stock with the following terms:

(1)                                  the number of shares of Parent Common Stock, which may be acquired pursuant to the Parent Option shall be equal to the product of the number of shares of AHB Common Stock covered by the corresponding AHB Option multiplied by the Exchange Ratio, provided that any fractional share of Parent Common Stock resulting from the multiplication shall be rounded down to the nearest whole share;

(2)                                  the exercise price per share of Parent Common Stock issuable upon exercise of the Parent Option shall be equal to the exercise price of the corresponding AHB Option immediately prior to its conversion to a Parent Option, divided by the Exchange Ratio, provided that the exercise price shall be rounded up to the nearest whole cent;

(3)                                  the duration and other terms of the Parent Option shall be identical to the duration and other terms of the corresponding AHB Option as set forth on Schedule 3.8(a), except that all references to AHB shall be deemed to be references to Parent where the context so requires, and shall remain exercisable until the stated expiration date of the corresponding AHB Option;

(4)                                  Parent shall assume the AHB Option, as contemplated by the Code; and

(5)                                  to the extent AHB Options qualify as incentive stock options under Code Section 422, the Parent Options exchanged therefore shall also so qualify.

(B)                                On or within 15 days after the Effective Date, Parent shall take appropriate action to reserve for issuance and, if not previously registered pursuant to the Securities Act, register the number of shares of Parent Common Stock necessary to satisfy Parent’s obligations with respect to the issuance of Parent Common Stock pursuant to the exercise of Parent Options.

(b)                                 AHB Warrants.  At the Effective Time, all AHB Warrants, as identified on Schedule 3.8(b) of the AHB Disclosure Schedule (along with the name of the grantee, the date of the grant, the number of shares of AHB Common Stock subject to each AHB Warrant, the number of shares of AHB Common Stock subject to AHB Warrants that are currently exercisable, the dates on which such AHB Warrant may be exercised (if not currently exercisable) and the exercise price per share), that are then outstanding shall cease to represent a right to acquire shares of AHB Common Stock and shall automatically be converted into, and in full release, termination and satisfaction of such AHB Warrant, the right to receive cash in an amount equal to the difference between the AHB Warrant strike price and the Price Per Share (the “Warrant Consideration”), subject to Parent’s receipt of a warrant cancellation and termination form from the respective AHB Warrant Holder.

3.9                               Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed (including such indemnification of Parent and Exchange Agent as may be customary) and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such reasonable amounts as the Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay or cause to be paid the amounts, if any, deliverable in respect to the shares of AHB Common Stock formerly represented by such Certificate pursuant to this Article III.

ARTICLE IV

ACTIONS PENDING CLOSING

4.1                               Forbearances of AHB.  From the date hereof until the Effective Time, except as (i) expressly contemplated or permitted by this Agreement; or (ii) contemplated by the potential business transactions described on Schedule 4.1 of the AHB Disclosure Schedule (as may be revised and/or updated from time to time prior to the Effective Time with the prior written consent of Parent, which consent may not to be unreasonably withheld) and the actions that may reasonably be expected to result from the potential business transactions described thereon, without the prior written consent of Parent, which consent may not to be unreasonably withheld, AHB will not:

(a)                                  Ordinary Course.

(i)                                     Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable efforts to preserve intact its business organization and advantageous business relationships;

(ii)                                  Fail to use commercially reasonable efforts to keep available the present services of its employees and preserve for itself and Parent the goodwill of the customers of AHB and others with whom business relations exist;

(iii)                               Take any action that would adversely affect or materially delay the ability of either AHB or Parent to obtain any necessary approvals of any Bank Regulatory Authority required for the Transaction or to perform its covenants and agreements under this Agreement or to consummate the Transaction.

(b)                                 Common Stock.  Other than pursuant to Rights set forth on Schedule 4.1(b) of the AHB Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights, or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

(c)                                  Dividends; Etc.

(i)                                     Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any other distribution on any shares of AHB Common Stock; or

(ii)                                  Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its common stock.

(d)                                 Compensation; Employment Agreements; Etc.  Enter into or amend or renew any employment, consulting, change in control, severance, retention or similar agreements or arrangements with any director, officer or employee of the AHB Group or grant any salary or wage increase or increase any employee benefit, including discretionary or other incentive or bonus payments, but excluding commissioned earnings paid pursuant to existing commission payment practices, or accelerate the vesting of any unvested stock options or acceleration of any benefits under any Benefit Plan, except:

(i)                                     for normal increases in compensation and bonuses to employees in the ordinary course of business consistent with past practice, provided that no such increases shall result in an annual aggregate increase in compensation or bonus (excluding commissioned earnings paid pursuant to existing commission payment practices) of more than three percent (3%);

(ii)                                  for other changes that are required by applicable law or are advisable in order to comply with Section 409A of the Code and the regulations promulgated thereunder;

(iii)                               to pay the amounts or to provide payments under plans and/or commitments set forth in Schedule 4.1(d) of the AHB Disclosure Schedule; or

(iv)                              to pay the amounts for severance payments contemplated by Section 6.13(a) or employment agreements that are set forth in Schedule 4.1(d) of the AHB Disclosure Schedule; provided that any employee who is eligible to receive any severance payments shall execute a release in favor of AHB in AHB’s customary form and in accordance with any applicable law.

(e)                                  Hiring.  Hire any person as an employee of any member of the AHB Group or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof or anticipated as set forth on Schedule 4.1(e) of the AHB Disclosure Schedule, or (ii) to fill any vacancies existing as of the date hereof and described in Schedule 4.1(e) of the AHB Disclosure Schedule or (iii) to fill any vacancies arising after the date hereof, provided, however, that any such vacancy shall be filled with at-will employees paid at an annual rate of salary (excluding commissioned earnings paid pursuant to existing commission payment practices) not to exceed Sixty-Five Thousand Dollars ($65,000.00) per employee.

(f)                                    Benefit Plans.  Enter into, establish, adopt, amend or make any contributions to, except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.1(f) of the AHB Disclosure Schedule, any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement or similar arrangement related thereto, in respect of any director, officer or employee of AHB or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(g)                                 Dispositions.  Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to AHB taken as a whole.

(h)                                 Acquisitions.  Acquire, other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice, all or any portion of the assets, business, deposits or properties of any other entity.

(i)                                     Capital Expenditures.  Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding Twenty-Five Thousand Dollars ($25,000.00) individually or Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate, provided, however, that if Parent does not object to a written request for approval within five (5) business days after receipt, the request shall be deemed approved.

(j)                                     Governing Documents.  Amend the AHB Articles or the AHB Bylaws except as may be required by law.

(k)                                  Accounting Methods.  Implement or adopt any change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(l)                                     Contracts.  Except as otherwise permitted under this Section 4.1, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(m)                               Claims.  Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which AHB is or becomes a party, which settlement, agreement or action involves payment by AHB of an amount that, individually or in the aggregate, exceeds One Hundred Thousand Dollars ($100,000.00) and/or would impose any material restriction on the business of AHB or create precedent for claims that are reasonably likely to be material to AHB taken as a whole.

(n)                                 Banking Operations.  Enter into any new line of business; change its lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to opening or closing a branching or site location or branching or site relocation.

(o)                                 Indebtedness.  (i) Incur any indebtedness for borrowed money, other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank borrowings that mature within one year and securities sold under agreements to repurchase that mature within 90 days, in each case in the ordinary course of business consistent with past practice, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice or (ii) prepay any indebtedness.

(p)           Investment Securities.  (i) Acquire, other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice, any debt security or Equity Investment other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of one (1) year or less, (ii) restructure or materially change its investment securities portfolio or its gap position or (iii) enter in any Derivatives Contract, provided, however, that if Parent does not object to a written request for approval within five (5) business days after receipt, the request shall be deemed approved.

(q)           Loans.  (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a “Loan” and collectively, “Loans”) other than in conformity in all material respects with AHB’s Credit Policy Manual dated November 19, 2007, as amended September 15, 2008 (the “Credit Policy”); and (ii) amend or otherwise modify the Credit Policy.

(r)            Investments in Real Estate.  Make any investment or commitment to invest in real estate or in any real estate development project, other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice.

(s)           Adverse Actions.  Take any action that (i) would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation, or (iii) would adversely affect or materially delay the ability of either Parent or AHB to obtain any necessary approvals required of any Bank Regulatory Authority for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

(t)            Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.2          Forbearances of Parent.  From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of AHB, not to be unreasonably withheld, Parent will not, and will cause each of its Subsidiaries not to:

(a)           Adverse Actions.  Take any action that (i) would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation, or (iii) would adversely affect or materially delay the ability of either Parent or AHB to obtain any necessary approvals required of any Bank Regulatory Authority for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

(b)           Stock Dividends, Splits, Etc.  Declare any stock dividend or distribution on Parent Common Stock with a record date prior to the Effective Time of the Merger, or subdivide, split up, reclassify or combine Parent Common Stock, or make a distribution other than a cash dividend on Parent Common Stock in any security convertible into Parent Common Stock, in each case with a record date prior to the Effective Time of the Merger.

(c)           Capitalization.  Take any action that would result in the outstanding shares of Parent Common Stock to be increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in Parent’s capitalization.

(d)           Dispositions.  Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to Parent and its Subsidiaries taken as a whole.

(e)           Acquisitions.  Acquire, other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice, all or any portion of the assets, business, deposits or properties of any other entity that is engaged in a similar line of business as AHB.

(f)            Governing Documents.  Amend the Parent Articles or the Parent Bylaws except as may be required by law.

(g)           Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1          Disclosure Schedules.  On or prior to the date hereof, Parent has delivered to AHB a schedule (the “Parent Disclosure Schedule”) and AHB has delivered to Parent a schedule (the “AHB Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Sections 5.3 or 5.4 or to one or more of its covenants contained in Article VI; provided, however, that the mere inclusion of an item in the Parent Disclosure Schedule or the AHB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Parent Disclosure Schedule or the AHB Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

5.2          Standard.  No representation or warranty of AHB or Parent contained in Sections 5.3 or 5.4, respectively, shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty, in any case, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.3 or 5.4, has had or would be reasonably likely to have a Material Adverse Effect on the party making such representation or warranty disregarding for the purposes of this Section 5.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties.  Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 5.3(b), in the case of AHB, and Section 5.4(b), in the case of Parent, shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Sections 5.3(d), 5.3(e), 5.3(m), and 5.3(aa) and 5.3(bb), in the case of AHB, and Sections 5.4(d), 5.4(e), 5.4(k), and 5.4(t), in the case of Parent, shall be deemed untrue and incorrect if not true and correct in all material respects, and (z) Section 5.3(cc), in the case of AHB, and Section 5.4(r)(i), in the case of Parent, shall be deemed untrue and incorrect if not true and correct in all respects.

5.3          Representations and Warranties of AHB.  Subject to Sections 5.1 and 5.2, AHB hereby represents and warrants to Parent:

(a)           Organization, Standing and Authority.  AHB is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.  AHB is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.  AHB has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.  AHB is duly licensed by the OCC and its deposits are insured by the Bank Insurance Fund of the FDIC in the manner and to the maximum extent provided by law.

(b)           AHB Common Stock.  The authorized common stock of AHB consists of Four Million (4,000,000) shares of AHB Common Stock, of which 1,675,596 shares are issued and outstanding as of the date hereof.  As of the date hereof, 5,500 shares of AHB Common Stock were held in treasury by AHB.  Schedule 5.3(b) of the AHB Disclosure Schedule sets forth the name and state of residence of each holder of AHB Common Stock, the number of shares owned of record and beneficially owned by each such holder and whether such shares are certificated or held in book entry form.  AHB also has outstanding AHB Warrants exercisable for the purchase of 212,000 shares of AHB Common Stock and outstanding AHB Options exercisable for the purchase of 204,500 shares of AHB Common Stock.  The outstanding shares of AHB Common Stock, the AHB Warrants, and the AHB Options have been duly authorized and validly issued and are fully paid and non-assessable (except with respect to 12 U.S.C. Section 55), and neither the outstanding shares of AHB Common Stock have been nor the shares of AHB Common Stock issuable upon exercise of the AHB Warrants or AHB Options will be, upon issuance, issued in violation of the preemptive rights of any Person.  Each of the AHB

Options was issued pursuant to and in accordance with the AHB Stock Option Plan.  The AHB Stock Option Plan, and all material amendments thereto, was approved by the shareholders of AHB in accordance with Section 422(b) of the Code.  Except as set forth in Schedule 3.8(a) or Schedule 3.8(b) of the AHB Disclosure Schedule there are no shares of AHB Common Stock reserved for issuance, AHB does not have any Rights issued or outstanding with respect to AHB Common Stock and AHB does not have any commitment to authorize, issue or sell any AHB Common Stock or Rights.  Except as set forth in Schedule 3.8(a) or Schedule 3.8(b) of AHB’s Disclosure Schedule, there are no voting trusts, voting agreements, proxies, first refusal rights, first offer rights, co-sale rights, options, transfer restrictions or other agreements, instruments or understandings (whether written or oral, formal or informal) with respect to the voting, transfer or disposition of AHB’s Common Stock to which AHB is a party or by which it is bound or, to the Knowledge of AHB, among or between any persons other than AHB.  All prior issuances of securities of AHB and its Subsidiaries were made in compliance with all, and not in violation of any, applicable Federal, state, local and foreign securities laws.

(c)           Subsidiaries.

(i)            Each member of the AHB Group has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Parent.

(ii)           As of the date hereof, (A) except as set forth in Schedule 5.3(c)(ii) of AHB Disclosure Schedule, AHB owns, directly or indirectly, all the issued and outstanding equity securities of each Affiliate; (B) no equity securities of any Affiliates are or may become required to be issued other than to AHB by reason of any Right or otherwise; (C) there are no contracts, commitments, understandings or arrangements by which any Affiliate is or may be bound to sell or otherwise transfer any of its equity securities other than to AHB or any of its wholly-owned Subsidiaries; and (D) there are no contracts, commitments, understandings or arrangements relating to AHB’s right to vote or to dispose of such securities.

(d)           Corporate Power.  AHB has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and AHB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to receipt of all necessary approvals of Governmental Authorities and the approval of AHB’s shareholders of this Agreement, and no other corporate proceedings are necessary on the part of AHB to approve this Agreement or to consummate the Transaction.

(e)           Corporate Authority.  Subject to the approval of this Agreement by the holders of not less than two-thirds of the outstanding shares of AHB Common Stock (a “Required Vote”), this Agreement and the Transaction have been authorized by all necessary corporate action of AHB and the AHB Board on or prior to the date hereof.  AHB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent of this Agreement, this Agreement is a valid and legally binding obligation of AHB, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(f)            Regulatory Approvals; No Defaults.

(i)            No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by AHB in connection with the execution, delivery or performance by AHB of this Agreement or to consummate the Transaction except for (A) filings of applications or notices with, and approvals or waivers by, the OCC, the FDIC, and the Federal Reserve Board, and (B) the filing with the Secretary of State of the Commonwealth of Pennsylvania of a certificate of approval of the Merger by the OCC, AHB is not aware of any reason why the approvals set forth above and referred to in Section 7.1(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.1(b).

(ii)           Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by AHB and the consummation of the Transaction do not and will not (A) except as set forth on Schedule 5.3(f)(ii) of the AHB Disclosure Schedule, constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of AHB or any Affiliate of AHB or to which AHB or any Affiliate of AHB or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the AHB Articles, the AHB Bylaws, or any organizational document or agreement of an Affiliate of AHB or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument of AHB or any Affiliate of AHB.

(g)           Mortgage Banking.

(i)            General.

(1)           Recourse.              Except as set forth on Schedule 5.3(g)(i)(1) of the AHB Disclosure Schedule, none of the Mortgage Loans or Servicing Agreements provides for Recourse to AHB or any Affiliate of AHB.

(2)           Advances.             The Advances are valid and subsisting amounts owing to AHB, were made in accordance with Applicable Requirements and are carried on the books of AHB at values determined in accordance with GAAP, and are not subject to setoffs or claims arising from acts or omissions of AHB.  No Investor has claimed any defense, offset or counterclaim for repayment of any Advance that is pending.

(ii)           Mortgage Loans.

(1)           Investor/Insurer Requirements.  Each Mortgage Loan was originated and conforms in all respects to the Applicable Requirements, and each Loan Held for Sale and each Pipeline Loan shall be eligible for sale to, insurance by, or pooling to back securities issued or guaranteed by the applicable Investor or Insurer program under which AHB originated the Loan Held for Sale and/or Pipeline Loan.  Each Loan Held for Sale allocated to a particular Investor in accordance with standard secondary marketing practices of AHB is eligible in all respects for sale under an Investment Commitment.  Each Loan Held for Sale not allocated to a particular Investor in accordance with standard secondary marketing practices of AHB would be otherwise eligible for sale in all respects under an Investment Commitment upon allocation to an Investor.  To AHB’s Knowledge, there exists no fact or circumstance that would entitle the applicable Insurer or Investor to (A) demand from AHB, or any Affiliate of AHB, either repurchase of any Serviced Loan or Previously Disposed of Loan or indemnification for losses or refuse to purchase a Loan Held for Sale, (B) impose on AHB, or any Affiliate of AHB, sanctions, penalties or special requirements in respect of any Mortgage Loan or (C) rescind any insurance policy or reduce insurance benefits in respect of any Mortgage Loan which would result in a breach of any obligation of AHB, or any Affiliate of AHB, under any agreement.  Each Pipeline Loan complies in all material respects with Applicable Requirements for the stage of processing that it has achieved based on the Investor or Insurer program, if applicable, under which AHB, or any Affiliate of AHB, originated the Pipeline Loan.

(2)           Documentation/Enforceability.  Each Mortgage Loan is evidenced by a Mortgage Note and is duly secured by a valid first lien or subordinated lien on the related Mortgaged Property, in each case, on such forms and with such terms as comply with all Applicable Requirements.  Each Mortgage Note and the related Mortgage is genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditors’ rights.  No Mortgage Loan is subject to any rights of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable by AHB, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim, or defense has been asserted with respect thereto.

(3)           Compliant with Law.  AHB and/or the AHB Group, as the case may be, has complied, and each Mortgage Loan complied and comply, in all respects, with respect to origination, sale and servicing of the Mortgage Loans, with the Applicable Requirements, including any and all applicable federal, state, or local law, statute, and ordinance, and any applicable rule, regulation, or order issued thereunder, required to have been complied with as of the Effective Date, including, without limitation, the fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting, high cost and anti-predatory lending and every other prohibition against unlawful discrimination in residential mortgage lending or governing consumer credit, and also including, without limitation, the Fair Housing Act, Consumer Credit Reporting Act, Equal Credit Opportunity Act of 1975 and Regulation B, Fair Credit Reporting Act, Truth in Lending Act and Regulation Z, the Flood Disaster Protection Act of 1973, Fair Debt Collection Practices Act, Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act of 1974, and Regulation X, all as amended, and any applicable state consumer credit statute, rule, regulation or law (each, an “AHB Regulation”).  To AHB’s Knowledge, each originator of a Mortgage Loan was qualified to do business, and had all requisite licenses, permits and approvals, in the states in which the properties associated with the Mortgage Loans are located, as well as the states in which the associated mortgage notes or mortgages will be executed.

(4)           Good Title.  Except for the interest of the applicable Originator in the case of wholesale originations, AHB is the sole owner and holder of all right, title and interest in and to each  Loan Held for Sale, Portfolio Loan and each Pipeline Loan.  On the Effective Date, the Loans Held for Sale, the Portfolio Loans and the Pipeline Loans will be valid and enforceable in accordance with their terms and will effectively vest in Parent or Parent Bank, as the case may be, good and marketable title to the Loans Held for Sale, the Portfolio Loans and the Pipeline Loans free and clear of any and all Liens.  AHB has not previously assigned, transferred or encumbered any of the Loans Held for Sale, the Portfolio Loans or the Pipeline Loans.

(5)           Origination and Servicing Practices.  The origination and servicing practices used by AHB, the AHB Group or any Originator with respect to each Mortgage Loan have been in all material respects legal, proper, prudent and customary in the mortgage lending business and in accordance with Applicable Requirements.  Except for customary industry standards for indemnification and repurchase remedies in connection with agreements for the sale or servicing of mortgage loans, none of AHB, or any Affiliate of AHB, is now or has been subject to any material fine, suspension, settlement or other agreement or administrative agreement or sanction by, or an obligation to indemnify, an Agency, an Insurer or an Investor, relating to the origination, sale or servicing of mortgage loans.

(6)           Loan-to-Value Ratio; Appraisals.  AHB relies on third-party appraiser to provide opinions and value upon which AHB determine the loan-to-value ratio of Loans Held for Sale and Committed Pipeline Loans.  To AHB’s Knowledge, at the time of origination, the loan-to-value ratio of each Loan Held for Sale and each committed Pipeline Loan did not exceed the maximum amount permitted by the applicable Investor or Insurer for such Loan Held for Sale or Pipeline Loan.  The appraisal prepared in connection with property associated with each Loan Held for Sale and each Pipeline Loan was prepared by a qualified appraiser with, to the Knowledge of AHB, no direct or indirect interest in the property, and both the appraisal and appraiser satisfied all Applicable Requirements.

(7)           Fraud.  To AHB’s Knowledge, there has been no fraudulent action on the part of any Originator or parties acting on behalf of the Originator in connection with the Origination of any Mortgage Loan or Pipeline Loan or the application of insurance proceeds with respect to a Mortgage Loan or the Mortgaged Property for which AHB, or any Affiliate of AHB, is responsible to the applicable Investor or Insurer or otherwise bears the risk of loss.

(8)           High Cost Loans.  No Mortgage Loan is a “High Cost Loan” or “Covered Loan”, as applicable, under either the Home Ownership Equity Protection Act or a similar state or local anti-predatory lending law, statute, regulation or ordinance, including, without limitation, as such terms are defined in the then current Standard & Poor’s LEVELS® a Glossary of Terms which is now Version 5.7 Revised, Appendix E.

(iii)          Mortgage Banking Qualification.  AHB (a) to the extent required for the conduct of the Mortgage Business, is approved (i) by HUD as an approved non-supervised mortgagee for FHA Loans, (ii) by VA as an approved lender for VA Loans, and (iii) by FNMA and FHLMC as an approved seller/servicer of first lien residential mortgages; (b) has all other material certifications, authorization, licenses, permits and other approvals, including without limitation those required by State Agencies, that are necessary to conduct the Mortgage Business (or, where legally permissible, any waiver of or exemption from any of the foregoing by such Agency or State Agency); and (c) is in good standing under all applicable federal, state and local laws and regulations thereunder as a lender.  AHB has not received any notice or information from any Governmental Authorities that it intends to terminate or restrict AHB’s or any AHB employee’s status as an approved participant in its Mortgage Business for which AHB is registered, approved or authorized.

(iv)          Repurchase/Indemnification.  Schedule 5.3(g)(iv) of the AHB Disclosure Schedule contains a true and correct list of each written audit, investigation report or complaint in respect of AHB by any Agency, Investor or Insurer received by AHB since December 31, 2005 which asserted a material failure to comply with Applicable Requirements affecting the Mortgage Business or resulted in (a) a Repurchase by AHB of mortgage loans and/or REO’s acquired as a result of a default under a mortgage loan from such Agency, Investor or Insurer, (b) Indemnification by AHB in connection with mortgage loans, or (c) rescission of an insurance or guaranty contract or agreement applicable to mortgage loans.  For purposes of this Section 5.3(g)(iv), the term “Repurchase” means any Loan bought back from the Investor by AHB or any Affiliate of AHB due to an early payment default and/or an asserted material failure to comply with representations, warranties or covenants made by AHB and/or its Affiliates to the Investor under a seller/servicer agreement with the Investor.  For purposes of this Section 5.3(g)(iv), Indemnification means payment of a claim for payment of costs, claims and expenses required under a written agreement between AHB and an Investor for the sale of Mortgage Loans that provides for indemnification by AHB of the Investor for costs, claims and expenses arising out of a material failure by AHB to comply with the representations, warranties and covenants in such written agreement with the Investor.

(v)           Servicing.  Each Servicing Agreement is valid and binding on AHB, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditors’ rights, and is in full force and effect without notice by the applicable Investor of termination thereof.  AHB and, to AHB’s Knowledge, each other party thereto has duly performed all obligations required to be performed by it to date under each Servicing Agreement.  No event or condition exists that constitutes, or after notice or lapse of time or both, will constitute, a breach, violation, or default on the part of AHB, or, to AHB’s Knowledge, any other party thereto under any such Servicing Agreement.  There are no disputes pending or, to AHB’s Knowledge, threatened with respect to any Servicing Agreement.  The Servicing of the Mortgage Loans complies in all respects with all Applicable Requirements.

All Custodial Accounts required to be maintained by AHB have been established and continuously maintained in accordance with Applicable Requirements.  All Mortgage Loan Documents required to be obtained and maintained by AHB have been obtained and continuously maintained in accordance with Applicable Requirements.

(vi)          Joint Ventures.

(A)          Schedule 5.3(g)(vi)(A) of the AHB Disclosure Schedule contains a true and correct list of each joint venture in which AHB or any Affiliate of AHB currently holds, or has held an interest, together with a brief description of the joint venture’s activities, the place of organization, the type and amount of interest held by AHB or any Affiliate of AHB, the respective capital account balances as of August 31, 2008 for each owner thereof, and whether the joint venture is in good standing and actively operating or whether it has been dissolved (collectively, the “Joint Ventures”).

(B)           Compliance with Law; Litigation.  Except as set forth on Schedule 5.3(g)(vi)(B) of the AHB Disclosure Schedule, the activities and operations of each of the Joint Ventures have been conducted in compliance with all applicable federal, state and local laws and regulations.  Except as set forth on Schedule 5.3(g)(vi)(B) of the AHB Disclosure Schedule, none of the Joint Ventures is party to any litigation, and, to AHB’s Knowledge, no litigation involving any of the Joint Ventures has been threatened.  No dispute, disagreement or controversy exists among any of the interest holders in any of the Joint Ventures regarding operations, profit/loss distributions and/or capital accounts.  AHB has delivered true and correct copies of the organizational documents of each of the Joint Ventures and all material agreements relating thereto to Parent, and no default exists with respect to such documents and agreements or would exist but for the passage of time.

(h)           Financial Reports; Undisclosed Liabilities.

(i)            AHB’s balance sheets for the fiscal years ended December 31, 2006 and December 31, 2007, statements of income, statements of shareholders’ equity and cash flows, for fiscal years ended December 31, 2005, December 31, 2006, and December 31, 2007 audited by Beard Miller Company, LLP, and all other reports, proxy statements, information statements or call reports filed or to be filed by it subsequent to December 31, 2007 with the OCC (collectively, “AHB Financial Reports”), as of the date filed or to be filed and as amended prior to the date hereof, (A) complied or will comply in all material respects as to form with the applicable regulations of the OCC and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the statements of financial condition contained in any such AHB Financial Reports, including the related notes and schedules thereto, fairly presents, or will fairly present, the financial position of the AHB Group as of its date, and each of the balance sheets, statements of income, shareholders’ equity and cash flows or equivalent statements in AHB Financial Reports, including any related notes and schedules thereto, fairly presents, or will fairly present, the balance sheets, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the AHB Group for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii)           Since December 31, 2007, AHB has not incurred any liability other than in the ordinary course of business consistent with past practice, excluding the incurrence of expenses related to this Agreement and the Transaction.

(iii)          Since December 31, 2007, (A) AHB and each of its Affiliates has conducted its respective businesses in the ordinary and usual course consistent with past practice, excluding the incurrence of expenses related to this Agreement and the Transaction; and (B) except as set forth in AHB Financial Reports, since December 31, 2007, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events described in any paragraph of this Section 5.3 or otherwise, is reasonably likely to have a Material Adverse Effect with respect to AHB.

(iv)          Except as set forth on Schedule 5.3(g)(iv) or Schedule 5.3(h)(iv) of the AHB Disclosure Schedule, no agreement pursuant to which any loans or other assets have been or shall be sold by the AHB Group entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by AHB or an Affiliate to cause AHB or an Affiliate to repurchase such loan or other asset or the buyer to pursue any other form of recourse against AHB or any Affiliate.  There has been no material breach of a representation or covenant by AHB or an Affiliate in any such agreement.  Except as disclosed in AHB Financial Reports since December 31, 2007, no cash, stock or other dividend or any other distribution with respect to the capital stock of AHB has been declared, set aside or paid.  Except as disclosed in AHB Financial Reports, no shares of AHB Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by AHB since December 31, 2007, and no agreements have been made to do the foregoing.

(v)           The AHB Group maintains disclosure controls and procedures required by the OCC; such controls and procedures are effective to ensure that all material information concerning the AHB Group is made known on a timely basis to the individuals responsible for the preparation of AHB Financial Reports and other public disclosure documents.  The President and the Chief Financial Officer of AHB have signed, and AHB has furnished to the OCC, any certifications required by the OCC; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither AHB nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(vi)          Except as reflected, noted or adequately reserved against in AHB Financial Reports and call reports for the year ended December 31, 2007 and for the six months ended June 30, 2008, as filed with the OCC, at December 31, 2007 and for the six months ended June 30, 2008, the AHB Group had no liabilities, whether accrued, absolute, contingent or otherwise, that are required to be reflected, noted or reserved against therein under GAAP or that are in any case or in the aggregate material.

(i)            Litigation.  Except as set forth in Schedule 5.3(i) of the AHB Disclosure Schedule, no litigation, claim or other proceeding before any court or governmental agency is pending against AHB or any Affiliate of AHB, and to AHB’s Knowledge no such litigation, claim or other proceeding has been threatened, and there are no facts that could reasonably give rise to such litigation, claim or other proceeding.  No member of the AHB Group is a party to any order, judgment or decree that has or could reasonably be expected to have a Material Adverse Effect with respect to AHB.

(j)            General Regulatory Matters.

(i)            Neither AHB, any Affiliate, nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulatory Authority or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it (collectively, the “AHB Regulatory Authorities”).  AHB has paid all assessments made or imposed by any AHB Regulatory Authority.

(ii)           No member of the AHB Group has been advised by, nor has any Knowledge of facts that could give rise to an advisory notice by, any AHB Regulatory Authority that such AHB Regulatory Authority is contemplating issuing or requesting, or is considering the appropriateness of issuing or requesting, any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(iii)          AHB has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2002 with (A) the Federal Reserve Board, (B) the OCC, (C) and any other AHB Regulatory Authority, and all other reports and statements required to be filed by them since January 1, 2002, and have paid all fees and assessments due and payable in connection therewith.  Except as set forth in Schedule 5.3(j)(iii) of the AHB Disclosure Schedule and except for normal examinations conducted by Bank Regulatory Authorities, (A) no Bank Regulatory Authority has initiated or has pending any proceeding or, to the Knowledge of AHB, investigation into the business or operations of AHB since January 1, 2002, and (B) there is no unresolved violation, criticism or exception by any AHB Regulatory Authority with respect to the business, operations, policies or procedures of AHB since January 1, 2002.

(k)           Compliance With Laws.  AHB and all Affiliates in the AHB Group:

(i)            are in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FDIC, and OCC regulations pursuant thereto, the Equal Credit Opportunity Act of 1975, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii)           have all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to AHB’s Knowledge, no suspension or cancellation of any of them is threatened;

(iii)          have not received, since December 31, 2005, any notification or communication from any Governmental Authority (A) threatening to revoke any license, franchise, permit or governmental authorization, nor, to AHB’s Knowledge, do any grounds exist therefor, or (B) other than matters contained in AHB’s regular Reports of Examination from the OCC, asserting that AHB or any Affiliate of AHB is not in compliance with any of the statutes, regulations or ordinances; and

(iv)          are not a party to any contract which restricts it from relocating, closing or terminating any of its operations or facilities or any portion thereof.  AHB has not, since January 1, 2008 effectuated (A) a “plant closing” (as defined in the WARN Act) or (B) a “mass lay-off” (as defined in the WARN Act), in either case affecting any site of employment or facility of AHB, except in accordance with the WARN Act.  Set forth in Schedule 5.3(k)(iv) of AHB Disclosure Schedule is a true and complete list of each employee terminated by AHB, including the date of termination, for each employee terminated by AHB after December 31, 2007.

(l)            Material Contracts; Defaults.

(i)            Except as set forth in Schedule 5.3(l)(i) of AHB Disclosure Schedule, AHB or any Affiliate of AHB is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding, whether written or oral:  (A) with respect to the employment of any of its directors, officers or employees; (B) that would entitle any present or former director, officer, employee or agent to indemnification from AHB; (C) that is a material contract as defined in Item 601(b)(10) of Regulation  S-K of the SEC; (D) that is a consulting agreement not terminable on 60 days or less notice and involving the payment of more than One Hundred Thousand Dollars ($100,000.00) per annum; (E) that is a data processing, software programming, licensing or similar contract; or (F) that materially restricts the conduct of any business by AHB or any Affiliate of AHB (collectively, “Material Contracts”).  AHB has identified in Schedule 5.3(l)(i) of AHB Disclosure Schedule and made available to Parent true, correct and complete copies of each such Material Contract.

(ii)           Neither AHB nor any Affiliate of AHB is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.  Except (A) as provided in this Agreement, or (B) for limited powers of attorney granted in connection with recordation of assignments and other documents required for loan securitization, no power of attorney or similar authorization given directly or indirectly by AHB or any Affiliate is currently outstanding.

(m)                               No Brokers.  Except as set forth in Schedule 5.3(m) of AHB Disclosure Schedule, no action has been taken by AHB or any Affiliate that would give rise to any valid claim against any party hereto for a brokerage commission, a finder’s fee or other like payment with respect to the Transaction.

(n)                                 Employee Benefit Plans.

(i)                                     All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of AHB or any Affiliate and current or former directors of AHB and any Affiliate including, but not limited to, “employee benefit plans” within the meaning of Sections 3(1), 3(2), 3(3) and 3(37) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), have been set forth in Schedule 5.3(n) of the AHB Disclosure Schedule.  There has been no announcement or commitment by AHB or any Affiliate to create an additional Benefit Plan or to amend any Benefit Plan, except for amendments required by applicable law to maintain its qualified status or otherwise.  True and complete copies of the following have been provided or made available to Parent:  (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the three most recent annual reports (Form 5500), together with all schedules, as required, filed with the IRS or DOL, as applicable, and any financial statements and opinions required by Section 103(b)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan that is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any, relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA; and (i) most recent nondiscrimination tests performed under ERISA and the Code.

(ii)                                  Each Benefit Plan has been administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code, and all other applicable laws and regulations and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained.  Each Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS or is the adoption of a prototype plan for which the prototype sponsor has a favorable determination letter from the IRS, and AHB is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code.  No member of the AHB Group has received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan.

There is no material pending or, to AHB’s Knowledge, threatened litigation relating to the Benefit Plans.  No member of the AHB Group has engaged in a transaction with respect to any Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof or as of the Closing Date, as the case may be, could subject AHB or any Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.  There are no matters pending before the IRS, DOL or other Governmental Authority with respect to any Benefit Plans, nor does AHB have Knowledge that any is threatened.

(iii)                               No liability under Title IV of ERISA has been, or to AHB’s Knowledge is presently expected, to be incurred by any member of the AHB Group with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity that is considered one employer with AHB under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”).  No member of the AHB Group has contributed to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(iv)                              All contributions required to be made under the terms of any Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on AHB’s consolidated financial statements to the extent required and in accordance with GAAP.  AHB has expensed and accrued as a liability the present value of future benefits in accordance with applicable laws and GAAP.  Neither any Pension Plan nor any single-employer plan of the AHB Group or an ERISA Affiliate has an “accumulated funding deficiency”, whether or not waived, within the meaning of Section 412 of the Code or Section 302 of ERISA and neither AHB, any Affiliate or an ERISA Affiliate has an outstanding funding waiver.  The fair market value of the assets of each Benefit Plan exceeds the present value of the “benefit liabilities” as defined in Section 4001(a)(16) of ERISA under such Benefit Plan as of the end of the most recent plan year with respect to the respective Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Benefit Plans as of the date hereof; there is not currently pending with the Pension Benefit Guaranty Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby).  Except as set forth in Schedule 5.3(n) of AHB Disclosure Schedule, no member of the AHB Group has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v)                                 Except as set forth in Schedule 5.3(n) of AHB Disclosure Schedule, no member of the AHB Group has any obligations for retiree health, life, disability or other benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.  To AHB’s Knowledge, no event or condition exists with respect to a Benefit Plan that could subject any member of the AHB Group to tax under Section 4980B of the Code.  To AHB’s

Knowledge, there has been no communication to employees by any member of the AHB Group that would reasonably be expected to promise or guarantee such employees retiree health, life, or disability insurance or other retiree benefits.

(vi)                              Except as set forth in Schedule 5.3(n) of AHB Disclosure Schedule, none of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transaction will (A) entitle any employee, consultant or director of the AHB Group to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(vii)                           All required reports and descriptions, including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions, have been filed or distributed appropriately with respect to each Benefit Plan.  All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(viii)                        Neither AHB nor any of its Affiliates maintains any Benefit Plan covering employees who are not United States residents.

(o)                                 Labor Matters.  Neither AHB nor any of its Affiliates is a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any member of the AHB Group the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel AHB or such Affiliate to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to AHB’s Knowledge, threatened, nor is AHB aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(p)                                 Environmental Matters.

(i)                                     The AHB Group does not own or operate any real properties other than properties acquired through foreclosure.  Except as set forth in Schedule 5.3(p)(i) of AHB Disclosure Schedule, (A) to AHB’s Knowledge, AHB and each Affiliate is in material compliance with applicable environmental laws; (B) no commercial real estate property, including buildings or other structures, in which any member of the AHB Group has held a security interest, Lien or a fiduciary or management role (an “AHB Commercial Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in material compliance with Environmental Laws; (C) to

AHB’s Knowledge, no residential real estate property, including buildings or other structures, in which any member of the AHB Group has held a security interest, Lien or a fiduciary or management role (an “AHB Residential Loan Property”) has been contaminated with, or has had any release of, any Hazardous Substance except in material compliance with Environmental Laws; (D) to AHB’s Knowledge, no member of the AHB Group could be deemed the owner or operator of, or have actively participated in the management regarding Hazardous Substances of, any AHB Commercial Loan Property or AHB Residential Loan Property that has been contaminated with, or has had any material and unlawful release to the environment of, any regulated quantity of any Hazardous Substance; (E) to AHB’s Knowledge, no member of the AHB Group has any material liability for any Hazardous Substance disposal or contamination on any third party property; (F) no member of the AHB Group has received any notice, demand letter, claim or request for information alleging any material violation of, or liability under, any Environmental Law; (G) no member of the AHB Group is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; and (H) to AHB’s Knowledge, there are no circumstances or conditions (including the presence of unencapsulated friable asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving any member of the AHB Group, any currently or formerly owned or operated property, or any AHB Commercial Loan Property or AHB Residential Loan Property, that could reasonably be expected to result in any material claims, liability or investigations against any member of the AHB Group, result in any material restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or materially and adversely affect the value of any AHB Commercial Loan Property or AHB Residential Loan Property.

(ii)                                  AHB has set forth in Schedule 5.3(p)(ii) of AHB Disclosure Schedule and made available to Parent copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to any member of the AHB Group, and any currently owned or operated property of the AHB Group which were prepared in the last five years.  AHB has made available to Parent copies of all environmental reports or studies, sampling data, correspondence and filings in the possession or reasonably available to it relating to any currently outstanding Loan to a member of the AHB Group and which were prepared for such member of the AHB Group in the last five years.

(iii)                               As used herein, (A) the term “Environmental Laws” means any federal, state or local law, regulation, order, decree or permit relating to:  (1) the protection or restoration of the environment, human health, safety or natural resources in regard to any Hazardous Substance; (2) the handling, use, presence, disposal, release or threatened release to the environment of any Hazardous Substance; (3) material effects of any Hazardous Substance on any legally delineated wetlands, indoor air spaces; or (4) any material physical damage injury or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and (B) the term “Hazardous Substance” means any regulated quantity of any substance other than at concentrations and in locations that are naturally occurring that are:  (1) listed, classified or regulated pursuant to any Environmental Law; (2) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (3) any other substance that is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(q)                                 Tax Matters.

(i)                                     (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file that have not expired) by AHB have been or will be timely filed on or before the Effective Date; (B) all such Tax Returns are or will be true and complete in all material respects; (C) all Taxes due of AHB, whether or not shown on the Tax Returns referred to in clause (A) have been or will be timely paid in full other than Taxes which are being contested in good faith or for which adequate reserves have been made in the AHB Financial Reports; (D) the Tax Returns referred to in clause (A) have not been examined by the IRS or the appropriate Governmental Authority and AHB has not extended the statute of limitations for any such Tax Returns; (E) all deficiencies asserted or assessments made as a result of examinations conducted by any Governmental Authority have been paid in full; (F) no issues that have been raised by the relevant Governmental Authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending; and (G) no member of AHB has extended any statutes of limitation with respect to any Taxes of AHB.

(ii)                                  AHB has made available to Parent true and correct copies of the United States federal income Tax Returns filed by AHB for each of the three most recent fiscal years for which such Tax Returns have been filed.

(iii)                               No member of the AHB Group has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by AHB Financial Reports filed prior to the date hereof in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the financial statements included in AHB Financial Reports filed on or prior to the date hereof.

(iv)                              No member of the AHB Group is a party to any Tax allocation or sharing agreement is or has been a member of an affiliated group filing consolidated or combined Tax Returns other than a group the common parent of which is or was AHB or otherwise has any liability for the Taxes of any Person.

(v)                                 No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to AHB.

(vi)                              No member of the AHB Group maintains any compensation plans, programs or arrangements the payments under which would not be deductible as a result of the limitations under Section 162(m) or Section 280G of the Code and the regulations issued thereunder, nor would result in the imposition of an excise tax under Section 409A or 4999 of the Code.

(vii)                           As of the date hereof, no member of the AHB Group has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(viii)                        (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transaction and (B) all Taxes that any member of the AHB Group is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

(ix)                                There are no Liens for Taxes on any of the assets of any member of the AHB Group, except for Liens for Taxes not yet due and payable.

(x)                                   No member of the AHB Group (A) has agreed, or is required, to make any adjustment under Section 481(a) of the Code or any comparable provision of state, local or foreign law or has any Knowledge that a Governmental Authority has proposed any such adjustment or change in accounting method with respect to any member of the AHB Group or (B) has any application pending with any Governmental Authority requesting permission for any change in accounting method.

(xi)                                No claim has ever been made by a Governmental Authority in a jurisdiction where the AHB Group does not file Tax Returns that AHB or any Affiliate is or may be subject to taxation by that jurisdiction.

(xii)                             No member of the AHB Group has been the “distributing corporation” within the meaning of Section 355(c)(2) of the Code or has been the subject of a distribution with respect to a transaction described in Section 355 of the Code within the five-year period ending as of the date of this Agreement.

(xiii)                          No member of the AHB Group has participated in any “reportable transaction” or “listed transaction” that is required to be reported pursuant to Section 1.6011-4 of the Treasury Regulations.

(xiv)                         To AHB’s Knowledge, no audit of any Tax Return of any member of the AHB Group is threatened.

(xv)                            No member of the AHB Group is a party to any agreement providing for the allocation, indemnification or sharing of Taxes other than any agreement among members of an affiliated group that includes AHB as the common parent.

(xvi)                         No member of the AHB Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A)                              “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(B)                                intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income tax law);

(C)                                installment sale or open transaction disposition made on or prior to the Closing Date; or

(D)                               prepaid amount received on or prior to the Closing Date.

(xvii)                      Schedule 5.3(q)(xvii) of the AHB Disclosure Schedule lists all federal, state, local and foreign income and franchise Tax Returns filed with respect to any member of the AHB Group for the three-year period ending on (and including) the Closing Date and lists all Tax Returns that currently are the subject of audit by any Governmental Authority or for which a deficiency has been asserted or assessed.

(xviii)                   Except as set forth on Schedule 5.3(q)(xviii) of the AHB Disclosure Schedule, no member of the AHB Group is a party in any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

(xix)                           No member of the AHB Group has any liability for the Taxes of any Person other than AHB (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract or (iv) otherwise.

(xx)                              AHB and each of its Affiliates is in compliance in all material respects with all state and federal laws, rules and regulations related to the escheat, or other similar laws, rules and regulations, of monies and other properties held by any of them.

(r)                                    Risk Management Instruments.  Except as set forth on Schedule 5.3(r) of the AHB Disclosure Schedule, no member of the AHB Group is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included in AHB’s consolidated statement of financial condition and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) nor does any member of the AHB Group own securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(s)                                  Loans; Nonperforming and Classified Assets.

(i)                                     Except as set forth in Schedule 5.3(s)(i) of the AHB Disclosure Schedule, each Loan on the books and records of the AHB Group was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii)                                  Set forth in Schedule 5.3(s)(ii) of the AHB Disclosure Schedule are, as of the latest practicable date prior to the date of this Agreement: (A) any written or, to AHB’s Knowledge, oral Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to AHB’s Knowledge, in default of any other material provision thereof; (B) each Loan that has been classified as “substandard,” “doubtful,” “loss” or “special mention” or words of similar import by any member of the AHB Group, or an applicable Bank Regulatory Authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (D) each Loan with any director, executive officer or five percent or greater shareholder of AHB, any Person controlling, controlled by or under common control with any of the foregoing.

(t)                                    Properties.  All real and personal property owned or presently used by any member of the AHB Group in its respective business is in an adequate condition, ordinary wear and tear excepted, and is sufficient to carry on its business in the ordinary course of business consistent with its past practices.  Each member of the AHB Group has good and marketable fee simple title free and clear of all Liens to all of the material properties and assets, real and personal, other than properties sold by such member of the AHB Group in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business and (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent.  Except as set forth in Schedule 5.3(t) of the AHB Disclosure Schedule, all real and personal property that is material to the business of any member of the AHB Group on a consolidated basis and leased or licensed by such member of the AHB Group is held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to ninety (90) days after the Effective Time.

(u)                                 Intellectual Property.  Schedule 5.3(u) to the AHB Disclosure Schedule sets forth a description of all Intellectual Property rights of the AHB Group.  Except as set forth on Schedule 5.3(i) of the AHB Disclosure Schedule, AHB or an Affiliate owns or possesses valid and binding licenses and other rights to use without payment of any material amount all patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, and no member of the AHB Group has received any notice of conflict with respect thereto that asserts the right of others.  AHB and Affiliates in the AHB Group have performed in all material respects all the obligations required to be performed by them and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.  AHB’s, and the Affiliates in the AHB Group’s, websites are in substantial compliance with all Applicable Requirements and AHB and the Affiliates in the AHB Group have operated their web sites in substantial conformance with their respective privacy policies.

(v)                                 Fiduciary Accounts.  AHB does not engage in any trust business, nor does AHB administer or maintain accounts for which AHB acts as fiduciary (other than individual retirement accounts, Keogh accounts, mortgage investor principal and interest and taxes and deposit escrow accounts), including, but not limited to, accounts for which AHB serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

(w)                               Books and Records.  The books and records of AHB and its Affiliates have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the AHB Group.

(x)                                   Insurance.  AHB has set forth in Schedule 5.3(x) of the AHB Disclosure Schedule a description of all of the material insurance policies, binders or bonds currently maintained by the AHB Group (“Insurance Policies”).  The AHB Group is insured with reputable insurers against such risks and in such amounts as the management of AHB reasonably has determined to be prudent in accordance with industry practices.  All the Insurance Policies are in full force and effect; no member of the AHB Group is in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(y)                                 Allowance For Loan Losses.  AHB’s allowance for loan losses has been and will be established in compliance with the requirements of all AHB Regulatory Authorities and the allowance for loan losses shown in the AHB Financial Reports has been and will be established in accordance with the standards established by applicable Governmental Authorities and GAAP.

(z)                                   Investment Securities.  None of the investments reflected in the AHB Financial Reports under the headings “Securities Available for Sale” and “Securities Held to Maturity” and none of the investments made since December 31, 2007, are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of AHB to freely dispose of the investments at any time, and all of the investments comply with applicable laws, rules an regulations.

(aa)                            Required Vote.  Other than the Required Vote, no vote of the shareholders of AHB is required by law, the AHB Articles, the AHB Bylaws or otherwise to approve this Agreement and the Merger.

(bb)                          Fairness Opinion.  The AHB Board has received a written opinion of Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) to the effect that as of the date hereof the Merger Consideration is fair to the holders of AHB Common Stock from a financial point of view.

(cc)                            Absence of Certain Changes or Events.  Except as otherwise disclosed, since December 31, 2007, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on AHB.  AHB has carried on its respective business in all material respects in the ordinary course.

(dd)                          State Takeover Laws.  The AHB Board has approved this Agreement and the Transaction contemplated hereby as required to render inapplicable to such Agreement and the Transaction any statutory anti-takeover provisions applicable to AHB.

(ee)                            Disclosure.  The representations and warranties contained in this Section 5.3 do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements and information contained in this Section 5.3, in light of the circumstances in which they are made, not misleading.

5.4                               Representations and Warranties of Parent.  Subject to Sections 5.1 and 5.2, Parent hereby represents and warrants to AHB as follows:

(a)                                  Organization, Standing and Authority.  Parent is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  Parent is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Parent.  Parent has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b)                                 Parent Stock.

(i)                                     As of the date hereof, the authorized common stock of Parent consists solely of 25,000,000 shares of Parent Common Stock, of which 5,279,815 shares were issued and outstanding as of June 30, 2008, with 92,567 held in treasury by Parent.  The outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Parent Common Stock have been issued in violation of the preemptive rights of any Person.  As of the date hereof, except as set forth in Schedule 5.4(b) of the Parent Disclosure Schedule, there are no Rights authorized, issued or outstanding with respect to the capital stock of Parent.

(ii)                                  The shares of Parent Common Stock to be issued in exchange for shares of AHB Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c)                                  Subsidiaries.

(i)                                     Each of Parent’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Parent.  Parent Bank is duly licensed by the OCC and its deposits are insured by the Bank Insurance Fund of the FDIC in the manner and to the maximum extent provided by law.

(ii)                                  As of the date hereof, (A) except as set forth in Schedule 5.4(c) of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries; (B) no equity securities of any of Parent’s Subsidiaries are or may become required to be issued other than to Parent by reason of any Right or otherwise; (C) there are no contracts, commitments, understandings or arrangements by which Parent’s Subsidiaries are or may be bound to sell or otherwise transfer any of its equity securities other than to Parent or any of its wholly-owned Subsidiaries; and (D) there are no contracts, commitments, understandings or arrangements relating to Parent’s right to vote or to dispose of such securities.

(d)                                 Corporate Power.  Each of Parent and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets.  Parent and Parent Bank have the respective corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities, and no other corporate proceedings are necessary on the part of Parent or Parent Bank to approve this Agreement or for the consummation of the Transaction.

(e)                                  Corporate Authority.  This Agreement and the Transaction have been authorized by all necessary corporate action of Parent, the Parent Board, Parent Bank and Parent Bank Board.  This Agreement has been duly executed and delivered by Parent and Parent Bank and, assuming due authorization, execution and delivery by AHB, this Agreement is a valid and legally binding agreement of Parent enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(f)                                    Regulatory Approvals; No Defaults.

(i)                                     No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent, and Parent Bank to consummate the Transaction, except for (A) filings of applications or notices with and approvals or waivers by the Federal Reserve Board and the OCC; (B) filings with the SEC and state securities authorities, as applicable, in connection with the registration of Parent Common Stock issuable in the Merger; and (C) the filing of documents with the OCC pursuant to the National Bank Act with respect to the Merger.  As of the date hereof, Parent is not aware of any reason why the approvals set forth above and referred to in Section 7.1(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.1(b).

(ii)           Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Parent and Parent Bank and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or properties is subject or bound; (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws or similar governing documents of Parent or any of its Subsidiaries; or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g)           Financial Reports and Securities Documents; Material Adverse Effect.

(i)            Parent’s Annual Report on Form 10-K for the years ended December 31, 2007, 2006 and 2005 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2007 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent’s “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Each of the consolidated statements of financial condition contained in or incorporated by reference into any such Securities Document, including the related notes and schedules thereto, fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows or equivalent statements in such Securities Documents, including any related notes and schedules thereto, fairly presents, or will fairly present, the consolidated results of operations, changes in shareholders’ equity and cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii)           Except as set forth in Schedule 5.4(g) of the Parent Disclosure Schedule, since December 31, 2007, neither Parent nor any of its Subsidiaries has incurred any liability other than in the ordinary course of business consistent with past practice, excluding the incurrence of expenses related to this Agreement and the Transaction.

(iii)          Since December 31, 2007, (A) Parent and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, excluding the negotiation of, and the incurrence of expenses related to, this Agreement and the Transaction; and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events described in any paragraph of this Section 5.4 or otherwise, is reasonably likely to have a Material Adverse Effect with respect to Parent.

(iv)          Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent’s Securities Documents and other public disclosure documents. The Chief Executive Officer, President and the Chief Financial Officer of Parent have signed, and Parent has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. § 1350; and neither Parent nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(v)           Except as reflected, noted or adequately reserved against in the consolidated financial statements of Parent included in its Quarterly Report on Form 10-Q for the six months ended June 30, 2008 as filed with the SEC, at June 30, 2008 neither Parent nor any Subsidiary of the Parent had any liabilities, whether accrued, absolute, contingent or otherwise, that are required to be reflected, noted or reserved against therein under GAAP or that are in any case or in the aggregate material.

(h)           Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Parent or its Subsidiaries that could reasonably be expected to have a Material Adverse Effect with respect to Parent and, to Parent’s Knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts that could reasonably give rise to such litigation, claim or other proceeding. Neither Parent nor any of its Subsidiaries is a party to any order, judgment or decree that has or could reasonably be expected to have a Material Adverse Effect with respect to Parent.

(i)            Regulatory Matters.

(i)            Neither Parent nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order or decree, agreement, memorandum of understanding or similar arrangement with, or commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulatory Authority or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it (collectively, the “Parent Regulatory Authorities”). Parent and its Subsidiaries have paid all assessments made or imposed by any Parent Regulatory Authority.

(ii)           Neither Parent nor any its Subsidiaries has been advised by, and does not have any Knowledge of facts that could give rise to an advisory notice by, any Parent Regulatory Authority that such Parent Regulatory Authority is contemplating issuing or requesting, or is considering the appropriateness of issuing or requesting, any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(iii)          Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with (A) the Federal Reserve Board, (B) the FDIC, (C) the OCC, (D) any Parent Regulatory Authority and (E) the SEC, and all other reports and statements required to be filed by them since December 31, 2007, and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Schedule 5.4(i) of the Parent Disclosure Schedule, and except for normal examinations conducted by Bank Regulatory Authorities, (A) no Bank Regulatory Authority has initiated or has pending any proceeding or, to the Knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 2007; and (B) there is no unresolved violation, criticism or exception by any Bank Regulatory Authority with respect to the business, operations, policies or procedures of Parent or Parent Bank since December 31, 2007.

(j)            Compliance With Laws. Except for matters that could not reasonably be expected to have a Material Adverse Effect with respect to Parent, and as set forth in Schedule 5.4(j) of the Parent Disclosure Schedule, each of Parent and its Subsidiaries:

(i)            is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including without limitation Sections 23A and 23B of the Federal Reserve Act and OCC regulations pursuant thereto, the Equal Credit Opportunity Act of 1975, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii)           has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parent’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii)          has received, since December 31, 2007, no notification or communication from any Governmental Authority (A) asserting that Parent or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization nor, to Parent’s Knowledge, do any grounds for any of the foregoing exist.

(k)           No Brokers. No action has been taken by Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, except a fee to be paid to The Kafafian Group, Inc.

(l)            Employee Benefit Plans.

(i)            All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Parent or Parent Bank and current or former directors of Parent or Parent Bank including, but not limited to, “employee benefit plans” within the meaning of Sections 3(1), 3(2), 3(3) and 3(37) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Parent Benefit Plans”), have been set forth in Schedule 5.4(l) of the Parent Disclosure Schedule. True and complete copies of the following have been provided or made available to AHB:  (A) all Parent Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Parent Benefit Plans and all amendments thereto; (B) the three most recent annual reports (Form 5500), together with all schedules, as required, filed with the IRS or DOL, as applicable, and any financial statements and opinions required by Section 103(b)(3) of ERISA with respect to each Parent Benefit Plan; (C) the most recent determination letter issued by the IRS for each Parent Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; and (D) the most recent summary plan description and any summary of material modifications, as required, for each Parent Benefit Plan.

(ii)           Each Parent Benefit Plan has been administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code, and all other applicable laws and regulations and with the terms and provisions of all documents, contracts or agreements pursuant to which such Parent Benefit Plan is maintained. Each Parent Benefit Plan that is a Pension Plan and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS or is the adoption of a prototype plan for which the prototype sponsor has a favorable determination letter from the IRS, and Parent is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither Parent nor Parent Bank has received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Parent Benefit Plan or any agent representing any of the foregoing that brings into question the qualification of any such Parent Benefit Plan. There is no material pending or, to Parent’s Knowledge, threatened litigation relating to the Parent Benefit Plans. Neither Parent nor Parent Bank has engaged in a transaction with respect to any Parent Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, or as of the Closing Date, as the case may be, could subject Parent or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Parent Benefit Plans, nor does Parent have Knowledge that any is threatened.

(iii)          All contributions required to be made under the terms of any Parent Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on Parent’s consolidated financial statements to the extent required and in accordance with GAAP.

(iv)          All required reports and descriptions, including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, and summary plan descriptions, have been filed or distributed appropriately with respect to each Parent Benefit Plan. All required tax filings with respect to each Parent Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(v)           Neither Parent nor any of its Subsidiaries maintains any Benefit Plan covering employees who are not United States residents.

(m)          Labor Matters. Neither Parent nor Parent Bank is a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Parent or Parent Bank the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel Parent or Parent Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to Parent’s Knowledge, threatened, nor is Parent aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(n)           Tax Matters.

(i)            All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file that have not expired) by Parent and each of its Subsidiaries have been or will be timely filed on or before the Effective Date; (B) all such Tax Returns are or will be true and complete in all material respects; (C) all Taxes due of Parent and each of its Subsidiaries, whether or not shown on the Tax Returns referred to in clause (A) have been or will be timely paid in full other than Taxes which are being contested in good faith or for which adequate reserves have been made in Parent’s Securities Documents; (D) the Tax Returns referred to in clause (A) have not been examined by the IRS or the appropriate Governmental Authority and neither Parent nor any of its Subsidiaries has extended the statute of limitations for any such Tax Returns; (E) all deficiencies asserted or assessments made as a result of examinations conducted by any Governmental Authority have been paid in full; (F) no issues that have been raised by the relevant Governmental Authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending; and (G) neither Parent nor any of its Subsidiaries has extended any statutes of limitation with respect to any of their respective Taxes.

(ii)           Neither Parent nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by Parent’s Securities Documents filed prior to the date hereof in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the financial statements included in Parent’s Securities Documents filed on or prior to the date hereof.

(iii)          No federal, state, local and foreign income and franchise Tax Returns for the three year-period ending on (and including) the Closing Date are currently the subject of audit by any Governmental Authority nor has any deficiency beet asserted or assessed with respect to such Tax Returns, nor, to Parent’s Knowledge is any audit of any Tax Return of Parent or any of its Subsidiaries threatened.

(iv)          As of the date hereof, Parent does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(o)           Risk Management Instruments. Neither Parent nor any of its Subsidiaries is a party or has agreed to enter into any Derivatives Contract that is not included on Parent’s consolidated statement of financial condition included in Parent’s Securities Documents nor does Parent or any of its Subsidiaries own securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(p)           Ownership of AHB Common Stock. Except as set forth on Schedule 5.4(p) of the Parent Disclosure Schedule, none of Parent or any of its Subsidiaries, or to Parent’s Knowledge, any of its other affiliates or associates as such terms are defined under the Exchange Act, owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of AHB Common Stock other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted.

(q)           Disclosure. The representations and warranties contained in this Section 5.4 do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements and information contained in this Section 5.4, in light of the circumstances in which they are made, not misleading.

(r)            Absence of Certain Changes or Events.

(i)            Except as publicly disclosed in Parent’s Securities Documents filed prior to the date of this Agreement, since December 31, 2007, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(ii)           Except as publicly disclosed in Parent’s Securities Documents filed prior to the date of this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

(s)           Financial Ability. On the Effective Date, Parent will have all funds necessary to consummate the Merger and pay the aggregate Cash Amount pursuant to the provisions of Article III.

(t)            No Shareholder Approval Necessary. No vote of the shareholders of Parent is required by law, the Parent Articles, the Parent Bylaws or otherwise to approve this Agreement and the Merger.

(u)           Regulatory Approvals. Parent is not aware of any reason why any approval of any Governmental Authority required for consummation of the Merger and the Transaction will not be received in a timely manner.

ARTICLE VI

COVENANTS

6.1          Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of AHB, Parent and their Subsidiaries agrees to use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction on or before December 31, 2008, or if closing by such date becomes impossible due to delays in obtaining any Governmental Approvals, then as soon thereafter as practicable, including the satisfaction of the conditions set forth in Article VII, and shall cooperate fully with the other party hereto to that end.

6.2          Shareholders Meeting. AHB shall take, in accordance with applicable law and the AHB Articles and the AHB Bylaws, all action necessary to duly call, give notice of, convene and hold as soon as reasonably practicable after the date on which the Registration Statement becomes effective a special meeting of its shareholders (including any adjournment or postponement, the “AHB Meeting”) to consider and vote upon the approval of this Agreement, and any other matters required to be approved by AHB’s shareholders for consummation of the Transaction, unless this Agreement shall have been terminated in accordance with its terms. Subject to the right of AHB and the AHB Board to take any action permitted by Section 6.7(b) with respect to a Superior Proposal, AHB shall, through the AHB Board, recommend to its shareholders approval of this Agreement, and shall take all reasonable lawful action to solicit such approval by its shareholders (the “Approval Recommendation”).

6.3          Registration Statement.

(a)           Parent agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger including the proxy statement and prospectus and other proxy solicitation materials of AHB constituting a part thereof (the “Proxy Statement”) and all related documents. AHB shall prepare and furnish such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its Knowledge of and access to the information required for said documents, and AHB, and its legal, financial and accounting advisors, shall have the right to review in advance and consult with respect to such Registration Statement prior to its filing. AHB agrees to cooperate with Parent and Parent’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that AHB has cooperated as described above, Parent agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of AHB and Parent agrees to use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, AHB shall promptly mail the Proxy Statement to its shareholders.

(b)           Each of AHB and Parent agree that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of AHB and Parent agree that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto shall, at the date of mailing to AHB’s shareholders and at the time of the AHB Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of AHB and Parent further agree that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

(c)           Parent agrees to advise AHB, promptly after Parent receives notice thereof, of (i) the time when the Registration Statement has become effective or any supplement or amendment has been filed, (ii) the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, (iii) the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or (iv) any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.4          Regulatory Filings.

(a)           Each of Parent and AHB and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction on or before December 31, 2008. In recognition of such efforts and cooperation, any initial filings with Governmental

Authorities shall be made by Parent as soon as reasonably practicable after the execution hereof. Each of Parent and AHB shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, all written information submitted to any third party or any Governmental Authority in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable and shall, in any event, provide its response to any proposed filing within five (5) calendar days after its receipt of the proposed filing from the other party. Each party hereto agrees that it shall consult with the other party with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction.

(b)           Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

6.5          Press Releases. AHB and Parent shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, but after such consultation, to the extent practicable under the circumstances, issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC, the Federal Reserve Board, or the OCC. AHB and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

6.6          Access; Information.

(a)           AHB agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and Parent’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to AHB’s books and records, including, without limitation, Tax Returns and work papers of independent auditors, properties and personnel of AHB and its Affiliates and to such other information relating to the AHB Group as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning the business, properties and personnel of the AHB Group as Parent may reasonably request.

(b)           Parent agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford AHB and AHB’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to Parent’s books and records, including without limitation, Tax Returns and work papers of independent auditors, properties and personnel of Parent and to such other information relating to Parent as AHB may reasonably request and, during such period, it shall furnish promptly to AHB all information concerning the business, properties and personnel of Parent and its Subsidiaries as AHB may reasonably request.

(c)           All information furnished to either party by the other party pursuant to this Section 6.6 shall be subject to, and such receiving party shall hold all such information in confidence in accordance with the provisions of the Mutual Non-Disclosure Agreement, dated February 19, 2008 between Parent and AHB (the “Confidentiality Agreement”).

(d)           As soon as reasonably available but in no event more than five (5) business days after filing, (i) AHB will deliver to Parent each report, financial or otherwise, filed by it with any AHB Regulatory Authority and (ii) Parent will deliver to AHB each report, financial or otherwise, filed by it with any Parent Regulatory Authority.

(e)           Within 20 calendar days after the end of each month, AHB will deliver to Parent the unaudited consolidated balance sheet and unaudited consolidated statement of operations of AHB for the immediately preceding month prepared in accordance with GAAP, consistently applied, except for the absence of footnotes and subject to year end audit adjustments or as otherwise noted therein.

(f)            Within 20 calendar days after the end of each month, Parent will deliver to AHB the unaudited consolidated balance sheet and unaudited consolidated statement of operations of Parent for the immediately preceding month prepared in accordance with GAAP, consistently applied, except for the absence of footnotes and subject to year end audit adjustments or as otherwise noted therein.

6.7          Certain Actions.

(a)           From the date of this Agreement through the Effective Time, except as otherwise permitted by this Section 6.7, AHB will not, and will not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, affiliates or representatives (collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate, including by way of furnishing information, any Acquisition Proposal (as defined below) or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to AHB or afford access to the business, properties, assets, books or records of AHB to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal or (iii) except in accordance with Section 8.1(g), approve, endorse or recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal.

(b)           Notwithstanding anything herein to the contrary, AHB and its Board of Directors shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal provided that the AHB Board shall not withdraw or modify in a manner adverse to Parent its Approval Recommendation except as set forth in subsection (iii) below; (ii) to engage in any discussions or negotiations with, and provide any information to, any person in response to a Superior Proposal (as defined below) by any such person, if and only to the extent that (x) AHB’s Board of Directors concludes in good faith, after receipt of advice from outside counsel, that failure to do so would reasonably be expected to breach its fiduciary duties to AHB’s shareholders under applicable law, (y) prior to providing any information or data to any person in connection with a Superior Proposal by any such person, AHB’s Board of Directors receives from such person an executed confidentiality agreement, which confidentiality terms shall be no less favorable to AHB than those contained in the Confidentiality Agreement, a copy of which executed confidentiality agreement shall have been provided to Parent for informational purposes and (z) at least 72 hours prior to providing any information or data to any person or entering into discussions or negotiations with any person, AHB notifies Parent in writing of the name of such person and the material terms and conditions of any such Superior Proposal; and (iii) to withdraw, modify, qualify in a manner adverse to Parent, condition or refuse to make its Approval Recommendation (the “Change in AHB Recommendation”) if the AHB Board concludes in good faith, after consultation with outside counsel and financial advisors, that failure to do so would reasonably be expected to breach its fiduciary duties to AHB’s shareholders under applicable law.

(c)           AHB will promptly, and in any event within 24 hours, notify Parent in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall describe the Acquisition Proposal and identify the third party making the same.

(d)           AHB agrees that it will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.

(e)           For purposes of this Agreement:

(i)            The term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or net assets of AHB, (x) direct or indirect acquisition or purchase of AHB Common Stock after the date of this Agreement by a Person who on the date of this Agreement does not own 10% or more of AHB’s Common Stock and such Person by reason of such purchase or acquisition first becomes the owner of 10% or more of AHB’s Common Stock after the date of this Agreement or the direct or indirect acquisition or purchase of 5% or more of AHB’s Common Stock after the date of this Agreement by a Person who on the date of this Agreement owns 10% or more of AHB’s Common Stock, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of AHB or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving AHB other than the Transaction.

(ii)           The term “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made by a third party to acquire more than 50% of the combined voting power of the shares of AHB Common Stock then outstanding or all or substantially all of AHB’s consolidated assets for consideration consisting of cash and/or securities that is on terms that the AHB Board in good faith concludes, after consultation with its financial advisors and outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (A) is on terms that the AHB Board in its good faith judgment believes to be more favorable from a financial point of view to its shareholders than the Merger; (B) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the AHB Board and (C) is reasonably capable of being completed.

6.8          Certain Policies. Immediately prior to the Effective Date, AHB shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices, including loan classifications and levels of reserves, so as to be applied on a basis that is consistent with that of Parent; provided, however, that no such modifications or changes need be made (i) prior to the satisfaction of the conditions set forth in Section 7.1(b) and (ii) unless AHB shall have a reasonably detailed written request from Parent describing the changes to be implemented and the reasons for such changes, which written request must be received no later than twenty (20) business days prior to the Effective Date; and further provided that in any event, no accrual or reserve made by AHB pursuant to this Section 6.8 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as a concurrence of AHB or its management with any such adjustments.

6.9          Indemnification.

(a)           From and after the Effective Time through the sixth anniversary of the Effective Time, Parent (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of AHB, as applicable, (the “Indemnified Parties”) against any costs or expenses, including reasonable attorneys’ fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of AHB or is or was serving at the request of AHB as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, except for matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction that arise from any fraud or gross negligence on the part of such Indemnified Party for which indemnification will be provided only to the extent covered by the insurance policy maintained by AHB immediately prior to the Effective Time, to the fullest extent that such Indemnified Parties would be entitled under the AHB Articles and the AHB Bylaws, as applicable, or any agreement, arrangement or understanding that is set forth on Schedule 6.9(a) of AHB Disclosure Schedule, in each case as in effect on the date hereof.

(b)           Any Indemnified Party wishing to claim indemnification under this Section 6.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation, whether arising before or after the Effective Time, (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties, which may not exceed one firm in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld; (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations; and (v) the Indemnifying Party shall not be liable nor obligated to provide the Indemnified Party with any indemnification or other legal protection in connection with any investigation, proceeding, claim, action, suit, or fines, losses, penalties, claims, damages, expenses or liabilities regarding or relating to any securities laws, or matters relating to (A) the Indemnified Party’s transaction involving AHB Common Stock, AHB Options or AHB Warrants or (B) any matter relating to this Agreement arising from any fraud or gross negligence by the Indemnified Party, except to the extent covered by the insurance policy maintained by AHB immediately prior to the Effective Time.

(c)           Prior to the Effective Time, Parent shall cause the persons serving as directors and officers of AHB immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by AHB for a period of six years after the Effective Time, provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to AHB’s existing coverage limits, with respect to acts or omissions occurring prior to the Effective Time that were committed by such directors and officers in their capacities as such, provided that in no event shall Parent be required to expend for any one year an amount in excess of 150% of the annual premium currently paid by AHB for such insurance (the “Insurance Amount”), and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 6.9(c) as a result of the preceding provision, Parent shall use commercially reasonable efforts to obtain the most advantageous coverage as is available for the Insurance Amount.

(d)           The provisions of this Section 6.9 are intended to be for the benefit of and shall be enforceable by each of the Indemnified Parties and his or her heirs.

6.10        Benefit Plans.

(a)           From and after the Effective Time and to the extent permissible under tax law requirements applicable to qualified plans, Parent shall cause employees of AHB either (i) to continue to participate in the Benefit Plans of AHB, or (ii) to participate in employee benefit plans that provide benefits that are substantially similar to the employee benefits provided to similarly situated employees of Parent and its Subsidiaries from time to time (“Comparable Benefit Plans”), it being understood that inclusion of the employees of AHB in Comparable Benefit Plans may occur at different times with respect to different plans; provided that to the extent permissible under tax law requirements applicable to qualified plans, coverage shall be continued under corresponding Benefit Plans of AHB until such employees are permitted to participate in Comparable Benefit Plans; and provided further, however, that nothing contained herein shall require Parent or any of its Subsidiaries to make any grants to any former employee of AHB under any discretionary equity compensation plan of Parent, except as otherwise provided in this Agreement. Parent shall cause each Comparable Benefit Plan in which employees of AHB become eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, but not for accrual of or computing benefits, under the Comparable Plans, the service of such employees with AHB to the same extent as such service was credited for such purpose by AHB; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or is disallowed under a Comparable Benefit Plan. Except for the commitment to continue those Benefit Plans of AHB that correspond to Comparable Benefit Plans until employees of AHB are included in such Comparable Benefit Plans, nothing herein shall limit the ability of Parent to terminate any of AHB’s Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

(b)           At and following the Effective Time, and except as otherwise provided in Section 6.10(b), Parent shall honor, and the Surviving Bank shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of AHB and current and former directors of AHB existing as of the Effective Date, as well as all employment, executive severance or “change-in-control” or similar agreements, plans or policies of AHB that are set forth on Schedule 6.10(b) of the AHB Disclosure Schedule, subject to the receipt of any necessary approval from any Bank Regulatory Authority; provided, however, that the foregoing shall not preclude the Parent or the Parent Bank from terminating any plan, policy or agreement set forth on Schedule 6.10(b) consistent with the terms thereof.

(c)           At such time as employees of AHB become eligible to participate in a Comparable Benefit Plan that provides medical, dental or health benefits, Parent shall cause each such Comparable Benefit Plan, subject to the consent of the insurer of benefits under each such plan, to (i) waive any preexisting condition limitations to the extent such conditions are covered under the Comparable Benefit Plan, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their dependents during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time.

(d)           Immediately prior to the Effective Time, AHB shall, at the written request of Parent, which request, if any, must be delivered no less than twenty (20) days prior to the Effective Time, freeze or terminate such of the Benefit Plans of AHB as is requested by Parent.

6.11        Parent and Parent Bank Board. On or after the Effective Date, subject to (a) compliance with the Parent Articles and Bylaws, and (b) meeting the eligibility requirements for a director of Parent and Parent Bank of any Bank Regulatory Authority, James M. Deitch shall be appointed a Class I Director of Parent and a director of Parent Bank, to hold office until his successor is elected and qualified or otherwise in accordance with applicable law, the Parent Articles and Parent Bylaws and Parent Bank Articles and Parent Bank Bylaws. Parent agrees to nominate James M. Deitch for election to the Board of Directors at its annual meeting of shareholders in 2009. Such service as a Director shall be on the same terms as other employee-directors.

6.12        Notification of Certain Matters.

(a)           AHB shall give prompt notice to Parent, and Parent shall give prompt notice to AHB, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transaction or from any Person alleging that the consent of such Person is or may be required in connection with the Transaction, (ii) any actions, suits, or legal, administrative, arbitration or other proceedings or governmental investigations commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party which relate to the Transaction (exclusive of general economic or regulatory factors affecting business in general), (iii) the discovery of any fact or circumstance that, or the occurrence or non occurrence of any event the occurrence or non occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Material Adverse Effect, to be untrue, and (B) that is not so qualified, to be untrue in any material respect, (iv) any failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; and (v) any notice or other communication received by such party from any Governmental Authority asserting, requesting documents pertaining to or commencing an investigation of, the mortgage origination business of any member of the AHB Group.

(b)           In addition, AHB shall give prompt notice to Parent of any actions permitted pursuant to the exceptions set forth in Sections 4.1(j), 4.1(k) or 4.1(s)(ii)(z), and Parent shall give prompt notice to AHB of any actions permitted pursuant to the exception set forth in Section 4.2(a)(ii)(z).

(c)           The delivery of any notice pursuant to this Section 6.12 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement, or (y) limit the rights and remedies available to the party receiving such notice.

6.13                        Employees; Severance Plan.

(a)                                  Subject to Parent Bank’s usual personnel and qualification policies, Parent Bank will endeavor to continue the employment of the current AHB employees in their current positions where such continued employment will contribute to the successful performance of the combined organization.  Prior to the Effective Time, AHB shall provide severance payments and benefits to AHB employees in accordance with past practices.  As of the Effective Time and for a period of six months thereafter, Parent Bank shall provide severance payments and benefits to affected AHB employees in accordance with the past practices of Parent Bank.  Payment of severance payments and benefits contemplated by this Section 6.13(a) by either AHB or Parent Bank, as applicable, will be conditioned upon the execution by the recipient of such severance payments and benefits a release in a form satisfactory to Parent Bank and the expiration of any statutory waiting period.

(b)                                 For the period ninety (90) days prior to and including the Closing Date, with respect to any AHB employees (including employees of any joint ventures) who suffer an “employment loss” as defined by the WARN Act, AHB shall be responsible for providing timely notice and adhering to such other obligations as are required pursuant to the WARN Act and any similar applicable state or local laws.  AHB shall bear all responsibility and any related costs associated with such compliance, including, without limitation, responsibility for payment of all compensation and benefits payable to all employees prior to and on the Closing Date.  AHB shall be solely responsible for and shall indemnify and hold Parent harmless from any liability arising under the WARN Act and any similar laws with respect to notices that were required to be provided prior to and on the Closing Date.  AHB shall provide Parent with a list of all individuals who have suffered an “employment loss” for the ninety (90) day period preceding  and including the Closing Date.  Such list will include name, location, date of employment loss, date WARN notices (if any) were provided, and reason for termination to enable Parent to assess whether any “employment losses” after the Closing Date will result in WARN Act obligations for Parent.  Parent shall be solely responsible for and shall indemnify and hold AHB harmless from any liability arising under the WARN Act for actions taken by Parent on or after the Closing Date, including without limitation any liability arising out of Parent’s failure to continue to employ any employee on or after the Closing Date.

6.14                        AHB Management Incentive Plan.  Not later than five (5) days prior to the filing of the Registration Statement with the SEC, Parent Bank and AHB shall agree to establish an incentive compensation arrangement (the “AHB MIP”) providing for the compensation described on Schedule 6.14 of the AHB Disclosure Schedule for the benefit of the persons referred to therein, who will cease to be covered by the AHB Bonus Plan described in Schedule 4.1(d) of the AHB Disclosure Schedule; provided however that Schedule 6.14 contemplates further negotiation after the date hereof, except as to paragraphs 7, 8, 9, 10, 11, 12, 13, 15, and 19, and any failure of the parties to reach agreement with respect to any AHB MIP matter other than paragraphs 7, 8, 9, 10, 11, 12, 13, 15, and 19, shall not be deemed to be a breach of this Agreement by either party.

6.15                        AHB Warrants.  AHB shall use reasonable commercial efforts to cause each AHB Warrant Holder to accept, at the Effective Time, a cash payment in full liquidation of all of the AHB Warrants and waive any right to receive a substitute warrant therefor.

6.16                        Reconciliation of Accounts.

(a)                                  AHB has caused or will cause all material balance sheet accounts for the AHB Group to have an appropriate reconciliation completed as of October 31st, 2008 (or such later period end date that is not more than 120 days, and not less than 60 days, before the Closing Date), and will provide Parent with information identifying any reconciling items and resolving any stale items or unreconciled differences within 45 days after such period end date. If any accounts have unreconciled differences when such reconciliation is completed, AHB shall write off such amounts prior to Closing.  If the sum of all such write offs arising from the reconciliation process described above after the closing of the books for June 30, 2008 exceed $100,000, then the Exchange Ratio and Price Per Share shall be proportionately adjusted in the manner described in Section 7.1(g)..

(b)                                 AHB has caused or will cause a complete computation of all interest rate lock commitments held by the AHB Group as of September 30, 2008 (or such later quarter end date that is not more than 120 days, and not less than 30 days, before the Closing Date), in accordance with GAAP, including  Statements of Financial Accounting Standards No. 157 and 133 and the Interagency Advisory on Accounting and Reporting for Commitments to Originate and Sell Mortgage Loans and as independently verified by Capital Markets Cooperative (“CMC”), AHB’s third party independent valuation expert and, within 60 days of the appropriate quarter end, shall provide Parent with a copy of such computation and such other information identifying the computation and any adjustments resulting therefrom and CMC’s computations and report shall be conclusive.   In the event that any adjustment arising from non-compliance with GAAP identified by CMC to the accounts of the AHB Group are required as a result of such computation, that is attributable to periods prior to June 30, 2008, would result in a reduction of net income of more than $100,000, then the parties agree that the Exchange Ratio and Price Per Share shall be proportionately adjusted in the manner described in Section 7.1(g).

6.17                        CMAC Applications.  At the Closing AHB, as directed in writing by Parent no later than five (5) days prior to the Closing Date, shall either (i) acquire all right and title to the Web based applications owned by Construction Mortgage Acceptance Corporation as described in Schedule 5.3(l)(i) of the AHB Disclosure Schedule (the “CMAC Applications”) for consideration not to exceed $90,000; (ii) enter into a permanent license agreement for the CMAC Applications at a monthly payment of $1,000; or (iii) continue the current CMAC arrangement with a right in Parent Bank after Closing to terminate the arrangement at any time upon sixty (60) days prior notice by Parent Bank.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.1                               Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a)                                  Shareholder Approval.  This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of AHB Common Stock as required by law and the AHB Articles.

(b)                                 Regulatory Approvals.  All regulatory approvals required to consummate the Merger shall have been obtained, including the receipt of any necessary regulatory approval to operate the main and branch offices of AHB as offices of the Surviving Bank, and such regulatory approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such approvals shall contain any Materially Burdensome Regulatory Condition.

(c)                                  No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order, whether temporary, preliminary or permanent, that is in effect and prohibits consummation of the Transaction.

(d)                                 Registration Statement.  The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn, and all blue sky obligations shall have been complied with to Parent’s satisfaction.

(e)                                  Blue Sky Approval.  All permits and other authorizations under the securities laws (other than that referred to in Section 7.1(d)) and other authorizations necessary to consummate the Agreement and to issue the shares of Parent Common Stock to be issued in the Transaction shall have been received and be in full force and effect.

(f)                                    Illegality.  No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits, restricts or makes illegal the consummation of the Transaction.

AHB Tangible Net Worth.  AHB’s Tangible Net Worth as of the month end period prior to the Closing Date, plus or minus the net present value of the effect on AHB’s Tangible Net Worth at December 31, 2010, as reasonably calculated by AHB, of (i) any material restrictions or prohibitions on AHB’s business model contained in any final written regulatory approval required by Section 7.1(b) and (ii) any changes to any AHB Regulations, including proposed changes that are published, adopted or become effective by any AHB Regulatory Authority prior to Closing, (which calculations shall be made no later than five (5) Business Days prior to the intended Closing Date) shall be greater than or equal to $13,913,000.

Provided, however, that in the event AHB’s Tangible Net Worth is calculated to be less than $13,913,000, within two (2) Business Days after receipt of such calculation, Parent must provide written notice to AHB if Parent intends not to waive the closing condition set forth in this Section 7.1(g).  In the event Parent provides such written notice to AHB and AHB’s Tangible Net Worth is calculated to be greater than or equal to $12,069,844, then the Cash Amount shall be adjusted based upon a dollar for dollar reduction in the amount of cash paid as a component of the Merger Consideration (exclusive of cash paid for fractional shares).  Further provided, however, that in the event Parent provides such written notice to AHB and AHB’s Tangible Net Worth is calculated to be less than $12,069,844, then during the two (2) Business Day period commencing with its receipt of such notice, AHB and Parent may agree to adjust the Merger Consideration by first adjusting the Cash Amount based upon a dollar for dollar adjustment in the amount of cash paid as a component of the Merger Consideration (exclusive of cash paid for fractional shares) and next, adjusting the Exchange Ratio proportionately. Following any adjustments made pursuant to this Section 7.1(g), any references in this Agreement to “Cash Amount,” “Exchange Ratio,” “Price Per Share” and “Stock Amount” shall thereafter be deemed to refer to those terms as adjusted directly pursuant to this Section 7.1(g) or as necessarily adjusted pursuant to the application of this Section 7.1(g).

7.2                               Conditions to Obligation of AHB.  The obligation of AHB to consummate the Merger is also subject to the fulfillment by Parent or written waiver by AHB prior to the Closing Date of each of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of Parent set forth in this Agreement, subject in all cases to the standard set forth in Section 5.2, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date, except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date, and AHB shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(b)                                 Performance of Obligations of Parent.  Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time in order to consummate the Merger, and AHB shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c)                                  Tax Opinion.  AHB shall have received the written opinion of Thacher Proffitt & Wood LLP, or such other accounting or law firm as AHB may choose, dated as of the Effective Date, which shall be based on such written representations from Parent, AHB and others as such counsel shall reasonably request, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

(d)                                 No Material Adverse Effect.  No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, liquidity, income, or financial condition of Parent and its Subsidiaries on a consolidated basis shall have occurred since the date of this Agreement, which has had, or would reasonably be likely to have, a Material Adverse Effect.

(e)                                  OTC Bulletin Board.  Parent Common Stock shall remain eligible for quotation on the OTC Bulletin Board.

(f)                                    AHB MIP.  The AHB MIP shall have been approved and adopted by the Personnel and Compensation Committee of the Parent’s Board of Directors.

(g)                                 Other Actions.  Parent shall have furnished AHB with such certificates of its respective officers or others and such other documents to evidence fulfillment or waiver of the conditions set forth in Sections 7.1(b), 7.1(c), 7.1(d), 7.1(e), 7.1(g) and 7.2 as AHB may reasonably request.

7.3                               Conditions to Obligation of Parent.  The obligation of Parent to consummate the Merger is also subject to the fulfillment by AHB or written waiver by Parent prior to the Closing Date of each of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of AHB set forth in this Agreement, subject in all cases to the standard set forth in Section 5.2, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date, except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of AHB by the President and Chief Executive Officer and the Chief Financial Officer of AHB to such effect.

(b)                                 Performance of Obligations of AHB.  AHB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time in order to consummate the Merger, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of AHB by the President and Chief Executive Officer and the Chief Financial Officer of AHB to such effect.

(c)                                  Tax Opinion.  Parent shall have received the written opinion of Saul Ewing, LLP, or such other accounting or law firm as Parent may choose, dated as of the Effective Date, which shall be based on such written representations from Parent, AHB and others as such counsel shall reasonably request, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

(d)                                 Affiliated Business Arrangements Opinion.  AHB shall have caused K&L Gates LLP to provide an update on its original opinion of July 31, 2002 regarding affiliated business arrangements at closing.  Such updated opinion shall be in form and substance similar to its original opinion and shall consider developments in the law, regulations and other applicable matters since the issuance of the original opinion.  The updated opinion shall state that a reasonable basis exists to conclude that the Joint Ventures comply with applicable provisions of the Real Estate and Settlement Procedures Act of 1974 regarding affiliated business arrangements in all material respects.

(e)                                  No Material Adverse Effect.  No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, liquidity, income, or financial condition of the AHB Group on a consolidated basis shall have occurred since the date of this Agreement, which has had, or would reasonably be likely to have, a Material Adverse Effect.

(f)                                    Landlord and Other Consents.  Parent shall have received all consents and authorizations of landlords and other persons that are necessary to permit the Merger to be consummated without the violation of any lease or other material agreement to which any member of the AHB Group is a party or by which any of its properties are bound, except where failure to obtain such consent or authorization would be reasonably expected not to have a Material Adverse Effect.

(g)                                 Employee Matters.  Parent shall have received executed Voting Agreements in the form of Exhibit 4, Warrant Cancellation Agreements in the form of Exhibit 2, and the AHB Option and AHB Warrant Standstill Agreements in the form of Exhibit 3; and the Employment Agreements in the forms at Exhibits 7 and 8 from James M. Deitch and Anna Ruth Smith, respectively.

(h)                                 Director Agreements.  Parent shall have received from (i) each director of AHB a Voting Agreement in the form of Exhibit 4, a Non-Competition and Non-Solicitation Agreement in the form of Exhibit 5, the Warrant Cancellation Agreement in the form of Exhibit 2, and the AHB Option and AHB Warrant Standstill Agreement in the form of Exhibit 3; and (ii) each director listed on Recital Schedule E, a Post-Closing Selling Agreement in the form of Exhibit 6.

(i)                                     Franklin Agreements.  Parent shall have received from Franklin an executed Support Agreement in the form of Exhibit 1, the Warrant Cancellation Agreement in the form of Exhibit 2, and the AHB Option and AHB Warrant Standstill Agreement in the form of Exhibit 3.

(j)                                     Dissenting Shares.  No more than twenty percent (20%) of the issued and outstanding shares of AHB Common Stock shall be Dissenting Shares.

(k)                                  Certified Organizational Documents.  AHB shall have furnished Parent with copies of the Joint Venture organizational documents, certified to be true correct and complete as of the Effective Date.

(l)                                     Other Actions.  AHB shall have furnished Parent with such certificates of its officers or others and such other documents to evidence fulfillment or waiver of the conditions set forth in Sections 7.1(a), 7.1(b), 7.1(c), 7.1(g) and 7.3 as Parent may reasonably request.

ARTICLE VIII

TERMINATION

8.1                               Termination.  This Agreement may be terminated at any time prior to the Effective Date, and the Transaction may be abandoned:

(a)                                  Mutual Consent.  By the mutual consent in writing of Parent and AHB if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b)                                 Breach.  Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained therein, subject in all cases to the standard set forth in Section 5.2, by Parent or AHB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of:  (i) a breach by Parent, on the one hand, or AHB, on the other hand, as the case may be, of any representation or warranty contained herein, subject to the standard set forth in Section 5.2, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; or (ii) a breach by Parent, on the one hand, or AHB, on the other hand, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, which breach, whether under (i) or (ii), would be reasonably expected, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Parent or AHB, as the case may be.

(c)                                  Delay.  By Parent or AHB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by April 30, 2009, except to the extent that the failure of the Merger to be consummated by such date shall be due to the failure of the party seeking to terminate pursuant to this Section 8.1(c) to perform or observe the covenants and agreements of such party set forth in this Agreement.

(d)                                 Regulatory Approval.  By Parent or AHB, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

(e)                                  No AHB Shareholder Approval.  By Parent, or by AHB provided that AHB shall not be in material breach of any of its obligations under Section 6.2, if any approval of the shareholders of AHB contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the AHB Meeting or at any adjournment or postponement thereof.

(f)                                    AHB Failure to Recommend.  At any time prior to the AHB Meeting, by Parent if (i) AHB shall have breached Section 6.7 in any respect materially adverse to Parent, (ii) the AHB Board shall have failed to make its Approval Recommendation or shall have effected a Change in AHB Recommendation, (iii) the AHB Board shall have recommended approval of an Acquisition Proposal or (iv) AHB shall have materially breached its obligations under Section 6.2 by failing to call, give notice of, convene and hold the AHB Meeting.

(g)                                 Superior Proposal.  At any time prior to the date of mailing of the Proxy Statement, by AHB in order to enter concurrently into an Acquisition Proposal that has been received by AHB and the AHB Board in compliance with Sections 6.7(a) and 6.7(b) and that the AHB Board concludes in good faith, in consultation with its financial and legal advisors, that such Acquisition Proposal is a Superior Proposal; provided, however, that this Agreement may be terminated by AHB pursuant to this Section 8.1(g) only after the fifth Business Day following AHB’s provision of written notice to Parent advising Parent, that the AHB Board of Directors is prepared to accept a Superior Proposal and only if (i) during such five-Business Day period, AHB has caused its financial and legal advisors to negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, (ii) AHB’s Board of Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by Parent and further provided that such termination shall not be effective until AHB has paid the fee to Parent under Section 8.3(a).

8.2                               Effect of Termination.  In the event of termination of this Agreement by either Parent or AHB as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) Sections 6.6(c), 8.2, 8.3 and 9.5 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liability or damages arising out of its willful or knowing breach of any of the provisions of this Agreement.

8.3                               Termination Fee.

(a)                                  (i) In the event that Parent terminates this Agreement pursuant to Sections 8.1(b), then AHB shall pay Parent a fee equal to $500,000 by wire transfer of same day funds no later than the fifth (5th) Business Day after receipt by AHB of a Notice of Termination (as defined below); or (ii) in the event that this Agreement is terminated pursuant to Sections 8.1(f) or 8.1(g), then AHB shall pay Parent a fee equal to $900,000 by wire transfer of same day funds no later than the fifth (5 th) Business Day after receipt by AHB of a Parent Notice of Termination.

(b)                                 In the event that AHB terminates this Agreement pursuant to Sections 8.1(b), then Parent shall pay AHB a fee equal to $500,000 by wire transfer of same day funds no later than the fifth (5th) Business Day after receipt by Parent of an AHB Notice of Termination.

(c)                                  For purposes of this Section 8.3, a “Notice of Termination” shall be in writing and state the section of this Agreement pursuant to which a termination is made; the amount of termination fee claimed; wire transfer instructions for payment of such fee; and a statement of the reason the party has terminated the Agreement pursuant to the section delineated in such notice.  Delivery of a Notice of Termination shall be made by hand delivery to the executive offices of the receiving party and a written acknowledgement of receipt shall be executed by an officer of the receiving party.

(d)                                 The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transaction, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if a party fails promptly to pay the amount due pursuant to this Section 8.3 (the “Failing Party”), and, in order to obtain such payment, the other party commences a legal action which results in a judgment against the Failing Party for the fee set forth in this Section 8.3, the Failing Party shall pay to the other party its costs and expenses (including attorney’s fees and expenses) in connection with such legal action, together with interest on the amount of the fee at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made.

ARTICLE IX

MISCELLANEOUS

9.1                               Survival.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time, other than agreements or covenants contained herein that by their express terms are to be performed in whole or in part after the Effective Time.  Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity that otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

9.2                               Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the AHB Meeting no amendment shall be made that by law requires further approval by the shareholders of AHB without obtaining such approval.

9.3                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.4                               Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed entirely within such state.

9.5                               Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the Proxy Statement shall be split 50/50 by AHB and Parent, the costs of delivering the Proxy Statement to AHB’s shareholders shall be paid by AHB, and the registration fee to be paid to the SEC in connection with the Registration Statement shall be paid by Parent, and provided further that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

9.6                               Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to AHB to:

American Home Bank, National Association

3840 Hempland Road

Mountville, PA   17554-1500

Phone:  (717) 285-6400

Fax:  (717) 285-6411

Attention:  James M. Deitch, President and Chief Executive Officer

With a copy to:

Thacher Proffitt & Wood LLP

1700 Pennsylvania Avenue, NW - Suite 800

Washington, DC   20006

Phone: (202) 626-5630

Fax: (202) 626-1930

Attention:  Richard A. Schaberg, Esquire

                                                and

Hartman Underhill & Brubaker LLP

221 East Chestnut Street

Lancaster, PA   17602-2782

Phone:  (717) 299-7254 x 205

Fax:  (717) 299-3160

Attention:  Alexander Henderson, III, Esquire

If to Parent or Parent Bank to:

First Chester County Corporation

P.O. Box 523

West Chester, PA   19381

Phone:  (484) 881-4100

Fax:  (484) 881-4105

Attention:  John A. Featherman, Chairman and Chief Executive Officer

With a copy to:

Saul Ewing, LLP

Centre Squire West

1500 Market Street - 38th Floor

Philadelphia, PA   19102

Phone:  (215) 972-7139

Fax:  (215) 972-1847

Attention:  Patricia A. Gritzan, Esquire

                                                and

Saidis, Flower & Lindsay

26 West High Street

Carlisle, PA   17013

Phone:  (717) 243-6222

Fax:  (717) 243-6486

Attention:  John B. Lampi, Esquire

9.7                               Entire Understanding; No Third Party Beneficiaries.  This Agreement and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made.  Except for the Indemnified Parties’ right to enforce Parent’s obligations under Section 6.9, which is expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.8                               Severability.  Except to the extent that application of this Section 9.8 would have a Material Adverse Effect on AHB or Parent, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.  In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision that, insofar as practicable, implements the original purposes and intents of this Agreement.

9.9                               Enforcement.  The parties hereto agree that irreparable damage and consequential damages, including but not limited to loss of opportunities and damage to reputation, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that no party hereto will assert, in the event such party defaults and fails to complete the Transaction contemplated by this Agreement, that the other party is not entitled to consequential damages arising from the failure to complete the Transaction by reason of such breach.  Any termination fee paid in accordance with Section 8.3(a) or 8.3(b) shall reduce and offset any consequential damages that may subsequently be awarded. It is also accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.10                        Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.11                        Assignment.  No party hereto may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.12                        Alternative Structure.  Notwithstanding any provision of this Agreement to the contrary, until the Registration Statement is declared effective, Parent may at any time modify the structure of the acquisition of AHB set forth herein, provided that (i) the Merger Consideration to be paid to the holders of AHB Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment to AHB’s shareholders as a result of receiving the Merger Consideration and (iii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FIRST CHESTER COUNTY CORPORATION

By:	/s/ John A. Featherman
John A. Featherman, III, Chairman and
Chief Executive Officer

FIRST NATIONAL BANK OF CHESTER COUNTY

By:	/s/ Kevin C. Quinn
Kevin C. Quinn, President

AMERICAN HOME BANK, NATIONAL ASSOCIATION

By:	/s/ James M. Deitch
James M. Deitch, President and Chief
Executive Officer

EXHIBIT 1

SUPPORT AGREEMENT

Board of Directors	September 18, 2008
First Chester County Corporation
9 North High Street
West Chester, PA 19381

RE:                              Franklin Financial Services Corporation
Support Agreement (this “Support Agreement”)

Dear Ladies and Gentlemen:

                                                Reference is made to that certain Agreement and Plan of Merger, dated of even date herewith by and among, First Chester County Corporation (“Parent”), First National Bank of Chester County (“Parent Bank”) and American Home Bank, National Association (“AHB”) (the “Merger Agreement”).

                                                Intending to be legally bound hereby, Franklin Financial Services Corporation (“Franklin”), represents, warrants, covenants and agrees as follows:

1.                                       Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Merger Agreement and the term “Franklin” as used in this Agreement shall be deemed to include any Subsidiary (as that term is used in the Merger Agreement), successor, assignee, transferee or controlled business entity of Franklin.

2.                                       Franklin represents, warrants, covenants and agrees that neither it nor any of its Subsidiaries or controlled business entities (i) beneficially own, hold or control (as defined in Rule 13d-3 of the Exchange Act) shares of Parent Common Stock as of the date of this Support Agreement; (ii) will directly acquire any shares of Parent Common Stock prior to the Effective Date of the Merger Agreement; and (iii) other than as provided in the Investment Letter Agreement, dated April 26, 2001, by and between AHB and Franklin and the Agreement, dated July 10, 2007, by and among Franklin, AHB and certain other persons, relating to American Construction Mortgage, Inc., hold or own, directly or indirectly, any options, warrants or other securities convertible to the common stock of AHB or any other form of capital stock of AHB.

3.                                       On the Effective Date of the Merger, the Investment Letter Agreement, dated April 26, 2001, by and among Franklin and AHB will terminate and became null and void.

4.                                       Covenants of Franklin

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(a)                                  Until the earlier of (1) May 1, 2009, (2) the date of the AHB shareholders meeting to approve the Merger Agreement, or any adjournment thereof, if and only if the AHB shareholders do not approve the Merger Agreement at such meeting, or (3) termination of the Merger Agreement in accordance with its terms, Franklin shall not, without the written consent of Parent (i) directly or indirectly sell, encumber or otherwise transfer any of the AHB Shares owned by Franklin or cause or permit any of the AHB Shares owned by Franklin to be sold or otherwise transferred; (ii) negotiate, or have discussions or contact with any third party other than Parent regarding the sale or transfer of the AHB Shares owned by Franklin; (iii) enter in any agreement to sell, exchange or transfer any of the AHB Shares owned by Franklin; or (iv) purchase any Parent Common Stock or AHB Common Stock.

(b)                                 Until the earlier of (1) May 1, 2009, (2) the date of the AHB shareholders meeting to approve the Merger Agreement, or any adjournment thereof, if and only if the AHB shareholders do not approve the Merger Agreement at such meeting, or (3) the termination of the Merger Agreement in accordance with its terms, Franklin shall not, without the written consent of Parent, exercise, sell or assign any Warrants, options or securities convertible into shares of AHB Common Stock owned by Franklin.

5.                                       Franklin  hereby  represents  and  warrants that  Franklin or  a Subsidiary  of Franklin owns of record and beneficially (as defined in Rule 13d-3 under the Exchange Act), good and valid title to all of the shares of the capital stock of AHB and warrants to acquire shares of capital stock of AHB, shown on Exhibit A attached hereto, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as otherwise disclosed on Exhibit A, and such shares represent all of the shares, or rights to acquire shares, of capital stock of AHB owned by Franklin.  For purposes hereof, the shares of capital stock of AHB and the warrants to acquire shares of capital stock of AHB set forth on Exhibit A attached hereto, and any such shares and options hereafter acquired by AHB, shall be referred to herein as the “Stock”.

6.                                       Franklin will vote, or cause to be voted, all of the Stock in person or by proxy, (a) for approval of the Merger Agreement and the transactions contemplated thereby at any meeting of the AHB shareholders duly held for such purpose, and (b) against any action or proposal that is intended, or could reasonably be expected, to impede, interfere with, delay, or adversely affect the transactions contemplated by the Merger Agreement.

7.                                       Franklin will not, nor will Franklin permit any Person under Franklin’s “control” (as defined for purposes of Rule 144 under the Securities Act) to, deposit any of the Stock in a voting trust or subject the Stock to any arrangement with respect to the voting of the Stock in any manner inconsistent with this Support Agreement.

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8.                                       Until the first anniversary date of the Effective Date of the Merger Agreement, during each of the four successive three month periods commencing on the Effective Date of the Merger, Franklin shall not, without prior written notice to Parent (i) directly or indirectly sell, encumber or otherwise transfer more than 30,000 of the shares of Parent Common Stock received by Franklin in exchange for the AHB Shares owned by Franklin (the “Exchanged Stock”) or cause or permit such number of shares of the Exchanged Stock to be sold or otherwise transferred; or (ii) enter into any agreement to sell, exchange or transfer more than such number of shares of the Exchanged Stock.

9.                                       Irreparable damage would occur in the event any of the provisions of this Support Agreement were not performed in accordance with the terms hereof and, therefore, Parent shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity which it may be entitled.

10.                                 The execution and delivery of this Agreement by Franklin does not, and the performance of Franklin of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any lien on any of such Stock under, any contract, commitment or agreement, to which Franklin is a party or by which Franklin is bound.

11.                                 Franklin understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Franklin’s execution, delivery and performance of this Support Agreement.

FRANKLIN FINANCIAL SERVICES CORPORATION

By: William E. Snell, Jr.
Title: President

ACKNOWLEDGED AND AGREED:

FIRST CHESTER COUNTY CORPORATION

By: John A. Featherman, III
Title: Chairman and Chief Executive Officer

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EXHIBIT A

356,708 shares of Common Stock (subject to passivity commitments made to the Federal Reserve)

20,000 Warrants

EXHIBIT 2

WARRANT CANCELLATION AGREEMENT

In connection with the Agreement and Plan of Merger, dated as of September         , 2008 (the “Merger Agreement”), among First Chester County Corporation (“Parent”), First National Bank of Chester County (“Parent Bank”) and American Home Bank, National Association (“AHB”), under which AHB will merge with and into Parent Bank and pursuant to Section 3.7(b) of the Merger Agreement by which Warrant Consideration will be paid, I hereby agree that upon receipt by me of Warrant Consideration as provided in Section 3.7(b) of the Merger Agreement (minus any applicable withholding taxes), for the number of AHB Warrants I hold at the Effective Time, any and all AHB Warrants between AHB and me shall be cancelled, terminated, and of no further force or effect as of the Effective Time.  Further, I hereby agree that upon receipt of the Warrant Consideration that I shall have no right, and hereby expressly waive any rights, to AHB Common Stock, Parent Common Stock, the Exchange Ratio or the Price Per Share as defined in the Merger Agreement.

The terms of this Agreement shall have the definitions and meanings as provided in the Agreement.

IN WITNESS WHEREOF, in consideration of the parties entering into the Merger Agreement, and intending to be legally bound hereby I have executed this Agreement this         day of September, 2008.

Name

Acknowledged and Agreed:

AMERICAN HOME BANK, NATIONAL ASSOCIATION

By:
James M. Deitch
President

FIRST CHESTER COUNTY CORPORATION

By:
John A. Featherman, III
Chairman and Chief Executive Officer

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EXHIBIT 3

AHB OPTION AND WARRANT HOLDER

STANDSTILL AGREEMENT

I hereby agree not to exercise any AHB Options, AHB Warrants or any other Rights to purchase AHB Common Stock that I have, hold, own, acquire, control, or may have beneficial or legal ownership of or rights over, from date of this Agreement until the earlier of (1) the termination of the Agreement and Plan of Merger among First Chester County Corporation, First National Bank of Chester County, and American Home Bank, National Association dated as of September         , 2008 (“the Merger Agreement”), (2) the day before the expiration date of such AHB Option, AHB Warrant or Right in accordance with its terms and as it may be amended, (3) May 1, 2009 or (4) following the meeting of AHB shareholders to approve the Agreement if and only if AHB shareholders do not approve the Agreement at such meeting..

All capitalized terms used herein are the same as defined in the Merger Agreement unless otherwise defined.

IN WITNESS WHEREOF, in consideration of the parties entering into the Merger Agreement, and intending to be legally bound hereby I have executed this Agreement this         day of September, 2008.

Name

Acknowledged and Agreed:

AMERICAN HOME BANK, NATIONAL ASSOCIATION

By:
James M. Deitch
President

FIRST CHESTER COUNTY CORPORATION

By:
John A. Featherman, III
Chairman and Chief Executive Officer

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EXHIBIT 4

FORM OF VOTING AGREEMENT

September         , 2008

American Home Bank, National Association

3840 Hempland Road

Lancaster, PA 17554-1500

First Chester County Corporation

9 North High Street

West Chester, PA 19381

Ladies and Gentlemen:

First Chester County Corporation (“Parent”), First National Bank of Chester County (“Parent Bank”) and American Home Bank, National Association (“AHB”) have entered into an Agreement and Plan of Merger dated as of September         , 2008 (the “Agreement”) whereby AHB will merge with and into Parent Bank (the “Merger”) and shareholders of AHB will receive shares of Parent common stock or cash or a combination of such stock and cash for each share of AHB common stock owned on the closing date of the Merger. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

A condition to Parent’s obligations under the Agreement is that I execute and deliver this Letter Agreement to Parent.  Intending to be legally bound hereby, I irrevocably agree and represent as follows:

(a)           I agree to vote or cause to be voted for approval and adoption of the Agreement and the transactions contemplated thereby at the AHB shareholder meeting all shares of AHB common stock over which I have or share voting power, individually or, to the extent of my proportionate interest, jointly with other persons, and will use my reasonable best efforts to cause any shares of AHB common stock over which I share voting power to be voted for approval and adoption of the Agreement and the transactions contemplated thereby. Beneficial ownership shall have the meaning assigned to it under the Securities Exchange Act of 1934. I agree to vote all shares for which I am a trustee of a voting trust for approval and adoption of the Agreement and the transactions contemplated thereby.

(b)           Prior to the AHB shareholder meeting, I agree not to offer, sell, transfer or otherwise dispose of, or to permit the offer, sale, transfer or other disposition of, any shares of AHB common stock over which I have sole or shared voting  power and  beneficial ownership,  except to the  extent that I may be permitted under law to make charitable gifts or as permitted by paragraph (g) hereof.

(c)           I have sole or shared beneficial ownership over the number of shares of AHB common stock, and hold stock options and stock purchase warrants for the number of shares of AHB common stock, if any, set forth below opposite my name below.

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(d)           I agree that AHB shall not be bound by any attempted sale of any shares of AHB common stock over which I have sole voting power, and AHB’s transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement.

(e)           I agree that I shall not exercise any options to purchase common stock or any warrants to purchase common stock after the date hereof; provided, however, that if (i) the shareholders of AHB do not approve the Agreement at the AHB shareholders meeting to be held to approve the Agreement, or (ii) the Effective Date, as defined in the Agreement, is selected to be on or after April 30, 2009, then I shall have the right to exercise any options and warrants to purchase AHB common stock.  Notwithstanding the preceding sentence, I may exercise any options or warrants to purchase common stock on the day before the expiration date of such options or warrants in accordance with their terms.

(f)            I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

(g)           I may transfer any or all of the shares of AHB common stock over which I have sole or shared beneficial ownership (i) to my spouse, ancestors or descendants or (ii) for estate planning or similar purposes; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each person to which any of such shares or any interest in any of such shares is or may be transferred shall have executed and delivered to Parent an agreement to be bound by the terms of this Letter Agreement. In addition, I may sell, transfer or assign shares of AHB common stock to the extent and on behalf of trusts or estates of which I am not a beneficiary in order to comply with fiduciary obligations or legal requirements, except for shares held in a voting trust.

I am signing this Letter Agreement solely in my capacity as a shareholder of AHB, and as an optionholder and/or warrantholder if I am an optionholder and/or warrant older and not in any other capacity, such as a director or officer of AHB or as a fiduciary of any trusts in which I am  not a beneficiary, except for voting trusts. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of AHB common stock and (b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, serving on AHB’s Board of Directors or as an officer of AHB, acting in my capacity as a director, officer or fiduciary of AHB or as fiduciary of any trust of which I am not a beneficiary, except for voting trusts.

This Letter Agreement shall be effective upon acceptance by Parent.

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This Letter Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earlier to occur of (a) the consummation of the Merger, (b) April 30, 2009 and (c) any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to Parent’s rights arising out of my willful breach of any covenant or representation contained herein.

Very truly yours,

[Name]

Number of Shares, and Shares Subject to Stock Options and Stock Purchase Warrants, Held:

Shares:

[                             shares held individually]

Options:

Warrants:

Acknowledged and Agreed:

AMERICAN HOME BANK, NATIONAL ASSOCIATION

By:
James M. Deitch
President

FIRST CHESTER COUNTY CORPORATION

By:
John A. Featherman, III
Chairman and Chief Executive Officer

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EXHIBIT 5

FORM OF NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (this “Agreement”) is entered into as of this          day of September, 2008, by and between First Chester County Corporation (“Parent”) and undersigned director (the “Director”) of American Home Bank, National Association (“AHB”).

WHEREAS, Parent contemplates the consummation of a merger (the “Merger”) pursuant to an Agreement and Plan of Merger dated as of September         , 2008 by and among Parent, First National Bank of Chester County (the “Parent Bank”) and AHB (the “Merger Agreement”); and

WHEREAS, the Director is a well respected business person in the Lancaster County or Cumberland County business community, as the case may be, and counties contiguous thereto (the “Restricted Area”) and acknowledges that his or her position with AHB gives AHB significant presence in that community and is an important factor in AHB’s ability to attract customers; and

WHEREAS, as a condition to Parent’s willingness to enter into the Merger Agreement, Parent wants to protect AHB’s community relationships by requiring that the Director execute this Agreement;

NOW, THEREFOR, in consideration of the premises and covenants contained in this Agreement and intending to be legally bound hereby, the parties agree as follows:

1.             Term.  This Agreement will commence on the Effective Date of the Merger as defined in the Merger Agreement and end on the first anniversary of such date (the “Term”).

2.             Non-Competition.

(a)                                  For purposes of this Agreement, the term “Competitive Enterprise” means any bank holding company or insured depository institution, including an institution in the organizational stage or in the process of applying for or receiving appropriate regulatory approval, including, without limitation, any federal or state chartered bank, savings bank or savings and loan association.

(b)                                 During the Term, the Director shall not:

(i)                                     accept a position as director or employee of any Competitive Enterprise that is located in the Restricted Area thereto during the Term; and

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(ii)                                  directly or indirectly acquire an ownership interest in a Competitive Enterprise that enables the Director to, directly or indirectly, in a substantial manner, control, direct, influence, affect or impact the operations, services or business activities of the Competitive Enterprise in Restricted Area during the Term; provided, however, that this restriction shall not apply to the direct or indirect beneficial ownership of up to ten percent (10%) of a class of securities of a Competitive Enterprise, so long as the Director is not a director or office of such Competitive Enterprise.

3.             Non-Solicitation.

During the Term, the Director shall not:

(a)                                  Directly or indirectly, for the purpose of selling any product or service that competes with a product or service offered by AHB or its present subsidiaries or affiliates, solicit, divert, or entice any customer of AHB or its present subsidiaries or affiliates to transfer such business to a Competitive Enterprise; provided, however, that any business activity or business pursuit that is currently undertaken or provided by a Director or his or her controlled entities or affiliates shall not be deemed a Competitive Enterprise or a violation of this Agreement.  In addition, this Agreement shall not prohibit a Director or his or her controlled entities or affiliates from providing any service or product that he or she or his or her controlled entities or affiliates has provided prior to the date hereof or that may be provided in the future as part of the Director’s or his or her controlled entities’ or affiliates’ historical business pursuits.

(b)                                 Employ or assist in employing any present employee of AHB or its subsidiaries or affiliates to perform services for any Competitive Enterprise.

(c)                                  Directly or indirectly, make any oral or written statement, comments or other communications that impugns or is intended to impugn, disparage or otherwise malign the reputation, ethics, competency, morality or qualifications of AHB or Parent or any of their current or former directors, officers, employees or customers.

4.             Confidentiality.

(a)                                  For purposes of this Agreement, “Proprietary Information” shall mean any information relating to the business of AHB or any of its present subsidiaries or affiliates that has not previously been publicly released by AHB or their representatives, and shall include, but shall not be limited to, information encompassed in all marketing and business plans, financial information, fees, pricing information, customer and client lists and relationships between AHB or any of its subsidiaries or affiliates and its

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customers and clients and others who have business dealings with AHB or any of its subsidiaries or affiliates.

(b)                                 The Director agrees to maintain the confidentiality of all Proprietary Information that has been disclosed to the Director in the course of his service as a director of AHB, on or before the date of consummation of the Merger. The Director shall not, without written authorization from Parent, use for the Director’s benefit or purposes, nor disclose to others, at any time during the Term, any Proprietary Information. This prohibition shall not apply after the Proprietary Information has been voluntarily disclosed to the public, independently developed and disclosed by others, or otherwise enters the public domain through lawful means.

5.             Remedies.  In addition to any other rights and remedies Parent may have if the Director violates this Agreement, the Director agrees that a breach or threatened breach by the Director of his or her covenants set out in Sections 2 and 3 of this Agreement is likely to cause AHB and Parent, as its successor, irreparable injury and damage, and the Director hereby expressly agrees that AHB and Parent, as its successor, shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach or threatened breach of Sections 2 and 3 of this Agreement by the Director. This provision shall not, however, be construed as a waiver of any of the remedies which the Parent may have for damages or otherwise.

6.             Successors, Assigns, Etc.  This Agreement shall be binding upon, and shall inure to the benefit of, Parent and its successors and assigns.

7.             Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to its conflicts of laws principles.

IN WITNESS WHEREOF, Parent and the Director hereto have executed this Agreement to be effective as of the Effective Date of the Merger .

FIRST CHESTER COUNTY CORPORATION

By:
John A. Featherman, III
Chairman and Chief Executive Officer

DIRECTOR

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EXHIBIT 6

POST-CLOSING SELLING AGREEMENT

I (we) hereby agree not to sell or otherwise transfer the shares of the common stock of First Chester County Corporation (“Parent”) that I will receive in exchange for my (our) shares of the common stock of American Home Bank, National Association (“AHB”) after the Effective Date of the Merger of AHB with and into First National Bank of Chester County (“Parent Bank”) pursuant to the terms and conditions as set forth in the Agreement and Plan of Merger, dated as of September             , 2008, by and among Parent, Parent Bank and AHB (“Merger Agreement”) for a period of one year after such Effective Date and thereafter only as set forth below:

Not more than 10% of the shares of Parent Common Stock I (we) receive in the Merger in any three month period commencing on or after the first anniversary of the Effective Date of the Merger.

All capitalized terms used herein are the same as defined in the Merger Agreement unless otherwise defined.

IN WITNESS WHEREOF, in consideration of the parties entering into the Merger Agreement, and intending to be legally bound hereby I (we) have executed this Agreement this              day of                         , 2008.

Name:	Name

Acknowledged and Agreed:

AMERICAN HOME BANK, NATIONAL ASSOCIATION

By:
Anna R. Smith

FIRST CHESTER COUNTY CORPORATION

By:
John A. Featherman, III
Chairman and Chief Executive Officer

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EXHIBIT 7

EXECUTIVE EMPLOYMENT AGREEMENT

FIRST CHESTER COUNTY CORPORATION

THE FIRST NATIONAL BANK OF CHESTER COUNTY

and

JAMES M. DEITCH

i

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made this 18th day of September, 2008, by and between FIRST CHESTER COUNTY CORPORATION, a Pennsylvania business corporation, and THE FIRST NATIONAL BANK OF CHESTER COUNTY, a wholly-owned subsidiary of First Chester County Corporation and a national banking association with its principal offices located at 9 North High Street, West Chester, Pennsylvania (hereinafter individually referred to as “Corporation” and “Bank” respectively, and collectively referred to as “FNB”) and JAMES M. DEITCH, of 3405 Pebble Ridge Drive, York, Pennsylvania 17402 (hereinafter referred to as “Deitch”).

Reference is made to that certain Agreement and Plan of Merger, dated of even date herewith by and among, the Corporation, the Bank and American Home Bank, National Association (“AHB”) (the “Merger Agreement”).  Capitalized terms that are not defined herein have the meanings given to them in the Merger Agreement.

This Agreement is being executed as an inducement to the Corporation and Bank to enter into and to perform their respective obligations under the Merger Agreement and as a condition to the Corporation’s and the Bank’s obligations under the Merger Agreement.

Deitch is currently the Chief Executive Officer of AHB.  Upon consummation of the transactions contemplated by the Merger Agreement, and pursuant to the terms thereof, Deitch is to become the Managing Director of the American Home Bank Division of FNB (the “AHB Division”) and a member of the Boards of Directors of the Corporation and the Bank.

Deitch’s leadership skills and services have constituted a major factor in the successful growth and development of AHB.

FNB desires to employ and retain the experience and financial ability and services of Deitch as Managing Director of the AHB Division from the effective date hereof and to prevent any other business in competition with FNB from securing the benefit of his services, background and expertise in the banking business.

The terms, conditions and undertakings of this Agreement were submitted to and duly approved and authorized by the Boards of Directors of both the Corporation and the Bank.

NOW, THEREFORE, in consideration of the foregoing recitals, which are hereby incorporated by reference, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Employment

Upon consummation of the transactions contemplated by the Merger Agreement, FNB will employ Deitch as the Managing Director of the AHB Division, and Deitch hereby accepts such employment, under and subject to the terms and conditions hereinafter set forth.  The “Effective Date” of the transactions contemplated by the Merger Agreement and as defined therein is also referred to herein as the “Employment Commencement Date.”

2.                                      Term

Subject to the provisions for termination of this Agreement provided in Paragraph 5 hereof, the term of this Agreement shall be for a period commencing the Effective Date and ending at 11:59 p.m. on December 31, 2010 (the “Term”).  On January 1, 2010 and on each succeeding January 1, the Term shall be extended automatically for one year, unless either of the following two conditions is met:  (a) FNB or Deitch give written termination notice pursuant to Section 5 hereof, or (b) FNB or Deitch agree to a mutually acceptable date on which to terminate this Agreement.

3.                                      Compensation

During the Term of this Agreement, FNB shall pay Deitch a salary (hereinafter referred to as “Compensation”) and provide Deitch with life, health and disability insurance

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coverage, retirement (qualified and nonqualified) benefits, vacations, bonuses, and other benefits (hereinafter collectively referred to as the “Benefits”), the amounts and nature of which shall be fixed by the Boards of Directors of the Corporation and the Bank from time to time and set forth on the attached Exhibit “A”; provided, however, that in no event shall Deitch’s Compensation be less than one hundred percent (100%) of the Compensation set forth on Exhibit “A”, and in no event shall Deitch’s Benefits be less than or materially different from the Benefits he is to receive as of the date of this Agreement.

4.                                      Position and Responsibilities

(a)                                  Position and Duties.  Deitch will be employed as the Managing Director of the AHB Division, reporting to the President of the Bank, and, except as set forth in Section 5 hereof, will continue to serve as the Managing Director of the AHB Division throughout the entire Term.  In no event shall Deitch be employed by the Corporation or the Bank during any calendar year subsequent to 2008 at a lower position or rank and any such diminution in position or authority shall be considered a breach of this Agreement by FNB, which breach FNB shall be provided an opportunity to cure within thirty (30) days upon notice to FNB by Deitch.  Deitch shall devote his full time and efforts solely to the business of FNB and the AHB Division and shall diligently, efficiently and effectively perform such duties as shall be assigned to him, which shall consist of the general and active management of the business of the AHB Division and such other duties of supervision and management as are generally vested in the office of the Chief Executive Officer or Managing Director of a major division or as are directed or otherwise set forth in job descriptions established by the Boards of Directors of the Corporation or the Bank for such offices.  Unless otherwise directed by the Board of Directors of the Corporation or the Bank, the Chief Executive Officer of the Corporation or the Bank, or the President of the Corporation or the Bank, Deitch shall have overall responsibility for oversight of the

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management, profitability and performance of the AHB Division which includes, without limitation, oversight and responsibility for ensuring the safety and soundness of FNB to the extent impacted by the AHB Division.  Deitch shall at all times during the Term of this Agreement refrain from doing any act, disclosing any information or making any statements to any person other than officers of FNB which may result in the disclosure of confidential information or adversely affect the good reputation of FNB in the community or which might adversely affect the professional or business relationship between FNB and any business, depositor, borrower or any other person with whom FNB is doing business or is contemplating doing business.

(b)                                 Office and Support.  FNB shall provide Deitch with an office, secretarial assistance and such other facilities and support services as shall be suitable to Deitch’s position and responsibilities as set forth above and as may be necessary to enable Deitch to perform such duties effectively and efficiently.

(c)                                  Location of Office.  In connection with Deitch’s employment by the Corporation and the Bank, Deitch shall maintain his office at 3840 Hempland Road, Mountville, Pennsylvania, or at such other office as the Board of Directors of the Corporation or the Bank may select within the immediate vicinity of Mountville, Pennsylvania.

5.                                      Termination

(a)                                  Death.  If Deitch dies during his employment hereunder, his Compensation and Benefits hereunder shall terminate, and his bonus (if any) shall be prorated as of the last day of the third month after the month in which he dies.

(b)                                 Disability.  If Deitch shall become disabled (as determined by FNB’s insurance carrier or a physician of its choice) during the Term, then from and after the date upon which it is determined that Deitch became disabled and until such time as Deitch returns to the

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full time employment at FNB, he shall not receive his Compensation and Benefits, but shall only be entitled to receive disability benefits as are provided under the disability insurance and/or salary continuation policy covering Deitch which is maintained in force by FNB at the time such disability occurs.  FNB shall maintain a disability insurance policy or salary continuation policy covering Deitch during the entire Term, and FNB shall not cause or suffer any termination, lapse, suspension or modification of any of such policies or any reductions in the amounts of coverage provided thereunder without first giving Deitch at least thirty (30) days prior written notice thereof.

(c)                                  For Cause.  The Board of Directors of the Corporation or the Bank may terminate this Agreement at any time if Deitch is convicted of a crime which is a felony or misdemeanor and that involves fraud, dishonesty or moral turpitude, or if he breaches any material provision of this Agreement or substantially fails to provide the services which are required of him under the terms of this Agreement.  However, prior to terminating this Agreement by reason of Deitch’s failure to provide services hereunder or his breach of any provision of this Agreement, the Board of Directors of the Corporation or the Bank shall first give Deitch written notice specifically identifying the manner in which Deitch has breached the terms of this Agreement and the approximate date or dates on which such violations have occurred. Deitch shall have thirty (30) days from his receipt of such notice within which to cure or correct the effects of such breach and to report in writing to the Boards of Directors of the Corporation and the Bank all steps which he has taken to cure such breach.  If Deitch shall not have corrected or cured such breach or diligently taken all steps which are necessary to do so within the aforesaid thirty (30) day period, the Board of Directors of the Corporation or the Bank may terminate this Agreement immediately, upon giving Deitch written notice of such

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termination on or after the 31st day following the date on which notice of the breach was delivered to Deitch.  If the breach asserted by the Board of Directors of the Corporation or the Bank is, because of its nature, incapable of being corrected or cured, then such breach shall not be cause for termination of this Agreement unless such breach shall be deemed to have caused FNB significant and irreparable harm in the opinion of a simple majority of all of the members of the Board of Directors of the Corporation or the Bank.  Any decision rendered by the Board of Directors of the Corporation or the Bank which reasonably determines that such breach has caused significant or irreparable harm to FNB shall be final, binding and conclusive for purposes of this Agreement and shall not be subject to challenge by Deitch.  If such breach is not deemed to have caused FNB significant and irreparable harm, then this Agreement may not be terminated by reason thereof, but any future breach of a similar nature shall be cause for immediate termination by the Board of Directors of the Corporation or the Bank upon giving Deitch written notice thereof.  If this Agreement is terminated by FNB for cause pursuant to this subparagraph, then FNB shall be under no obligation to provide Compensation or Benefits to Deitch following the effective date of such termination, except for such Compensation and Benefits which have accrued and which have not been paid or furnished as of the effective date of such termination.

(d)                                 Removal Without Cause.  The Corporation or the Bank shall have the right at any time upon written notice to Deitch, to terminate the employment of Deitch hereunder. If such termination by the Corporation or the Bank is not by reason of disability pursuant to paragraph (b), of this Section 5 or for cause pursuant to paragraph (c) of this Section 5, FNB shall be obligated to continue to pay the Compensation and provide the Benefits to Deitch for twenty-four (24) months, at the rate, times and intervals at which such

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Compensation and Benefits are being paid or provided as of the date on which FNB terminates the employment of Deitch.

(e)                                  Breach by FNB.  If FNB breaches any provision of this Agreement (specifically including, but not limited to, substantial diminution in the position and authority of Deitch which has not been cured by FNB as set forth in the preceding paragraphs as well as any failure by FNB to appoint or nominate for re-election Deitch to the Board of the Corporation and any failure to appoint or nominate for re-election Deitch to the Board of the Bank), Deitch may leave the employment of FNB; however, Deitch must provide written notice to FNB of any alleged breach and FNB must have thirty (30) days to cure or correct such breach or otherwise inform Deitch that it declines to do so.  If FNB fails to cure or correct such breach, or otherwise informs Deitch that it declines to do so, Deitch will be under no obligation to perform his duties hereunder and shall have no further liability or obligations under any provisions of this Agreement.  In such event, however, FNB shall be obligated to continue to pay the Compensation and provide the Benefits to Deitch for twenty-four (24) months, at the rate, times and intervals at which such Compensation is being paid on the date on which FNB commits a breach of this Agreement.

(f)                                    By Deitch.  Deitch may terminate this Agreement effective as of December 31st of any year during the Term of this Agreement for any reason, by giving the Boards of Directors of the Corporation and the Bank written notice thereof on or before December 1st of such year.  If Deitch terminates this Agreement pursuant to this subparagraph, FNB shall be under no obligation to pay any Compensation or provide any Benefits to Deitch following the effective date of such termination, except that FNB shall remain liable to pay the

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Compensation and Benefits which have accrued but which remain unpaid or unfurnished as of the effective date of such termination.

(g)           At End of Term.  If FNB terminates Deitch’s employment hereunder as of the end of the Term or any extension thereof, FNB shall be obligated, as severance payments, to continue to pay the Compensation and provide the Benefits to Deitch for a period of twenty-four (24) months after such termination at the rates, times and intervals at which such Compensation and Benefits are being paid or provided as of the date on which FNB terminates the employment of Deitch.  If Deitch’s employment by FNB continues after the end of the Term or any extension thereof, no severance payments will be provided to him.

(h)           Termination After a Change in the Ownership or Effective Control.  If Deitch’s employment is terminated (i) by the Corporation or the Bank and such termination is not by reason of death, disability or for cause as set forth in this Section 5, (ii) or by Deitch pursuant to Section 5 of this Agreement, and such termination is within two years after a “Change in the Ownership or Effective Control”, then the Corporation and the Bank shall be obligated, jointly and severally, to continue to provide Deitch with the Compensation and Benefits provided for three (3) years after such termination (in lieu of other continuation payments provided in this Agreement).  Such Compensation and Benefits shall be paid and provided at the rate, times and intervals at which such compensation and benefits were paid or provided on the date of such termination of Deitch’s employment.  A Change in the Ownership or Effective Control of the Corporation or the Bank occurs under the terms of Treasury Regulations, Section 1.409A-3(i)(5).

(i)            Limitation on Payments.  If there is a determination, either made or confirmed by FNB’s outside legal counsel, that any payment to Deitch pursuant to this

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Agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Code or any similar tax imposed by federal, state or local law, Deitch shall receive a payment such that, after payment of all taxes on such amount, leaves a balance sufficient to pay the excise or similar tax.

(j)            Compliance with Section 409A.  Payments made pursuant to this Agreement that are subject to the provisions of Section 409A of the Code may be made only in compliance with that Section.  Deitch agrees to any changes in the timing of distributions or other provisions that are necessary to assure compliance with Section 409A.

(k)           Resignation from Board.  If Deitch’s employment with FNB is terminated for any reason, he will immediately tender his resignation as director of the Corporation and the Bank to the Chairman of the Boards of the Corporation and the Bank.  Such resignation will become effective upon acceptance by the Board of Directors of the Corporation, except that if Deitch is terminated by FNB for Cause his resignation shall become effective immediately.

6.            Indemnification

FNB agrees to indemnify Deitch to the maximum extent permitted under applicable law for any liability incurred by Deitch in his capacity as an officer or director of FNB.  In such right or rights of indemnification which Deitch shall have as set forth hereunder or in the By-laws of the Corporation or the Bank as of the date Deitch’s employment hereunder is terminated shall survive such termination.  FNB shall obtain directors’ and officers’ liability insurance with coverage relating to all acts and omissions alleged to have occurred during the Term of this Agreement.

7.            Expenses and Automobile

Deitch is authorized to incur reasonable expenses for promoting the business of FNB, including expenses for travel, entertainment and similar items on behalf of FNB business.

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FNB shall reimburse Deitch for all such expenses upon the presentation by Deitch, from time to time, of an itemized account of such expenditures.  In addition, FNB shall provide Deitch with an automobile for his use during the Term.

8.            Restrictive Covenant

(a)           During the Term of this Agreement and for a period of one (1) year thereafter, Deitch shall not, directly or indirectly, be employed by or enter into a consulting arrangement with or otherwise agree to perform personal services for any other bank or financial institution, including any mortgage banking business, doing business in Pennsylvania, New Jersey, New York, Maryland, Delaware or in any other state in which the AHB Division generated 5% or more of its business in the preceding twelve (12) months (the “Applicable Area”); directly or indirectly employ or seek to employ any person employed at that time by FNB, or otherwise encourage or entice any such person to leave such employment, or solicit any customers or vendors of FNB on behalf of or for the benefit of any such bank or financial institution, including any mortgage banking business; provided, however, that if Deitch terminates this Agreement by reason of a breach of this Agreement by FNB or if Deitch’s employment is terminated for any reason other than pursuant to Sections 5(c) or 5(f) of this Agreement, this restrictive covenant shall be null and void and Deitch shall be entitled to be employed by any bank or financial institution, including any mortgage banking business, doing business in the Applicable Area.  FNB understands that Deitch serves as a Governor of the Mortgage Bankers Association of America and that his duties under this service, including his testimony as an expert witness, shall not breach this Covenant.  FNB understands that Deitch serves a Chairman of Hope International Global Fund (formerly Hope International Credit Corp), a non-profit association providing microfinance loans in non or less developed countries in Africa, Eastern Europe, the Middle East, Asia, South American and Central America and these

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activities shall not breach this covenant.  FNB understands that Deitch writes articles, delivers speeches and presentations to trade organizations, corporations and conventions and these activities shall not breach this covenant, provided however that these activities do not interfere or diminish Deitch’s performance of his obligations under this Agreement.  FNB understands that Deitch is a director and shareholder of Flincheaugh Engineering, a privately-owned manufacturing company, and these activities shall not breach this covenant provided they do not interfere or diminish Deitch’s performance of his obligations.

(b)           Deitch covenants and agrees that at no time during the term of this Agreement, nor at any time following any termination of employment will Deitch communicate, furnish, divulge or disclose in any manner to any person or entity any Confidential Information (as defined in 8(c)) without the prior express written consent of FNB.  After a termination of employment, Deitch shall not, without the prior written consent of FNB, or as may otherwise be required by law or legal process, communicate or divulge such Confidential Information to anyone other than FNB and its designees.

(c)           For purposes of this Section, “Confidential Information” shall mean financial information about FNB, contract terms with vendors and suppliers, customer and supplier lists and data, trade secrets and such other competitively-sensitive information to which Deitch has access as a result of his positions with FNB, except that Confidential Information shall not include any information which was or becomes generally available to the public (i) other than as a result of a wrongful disclosure by Deitch, (ii) as a result of disclosure by Deitch during the term of this Agreement which he reasonably and in good faith believes is required by the performance of his duties under this Agreement, or (iii) any information compelled to be disclosed by applicable law or administrative regulation; provided that Deitch, to the extent not

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prohibited from doing so by applicable law or administrative regulation, shall give FNB written notice of the information to be so disclosed pursuant to clause (iii) of this sentence as far in advance of its disclosure as is practicable.

(d)           Deitch acknowledges that monetary damages will not be an adequate remedy for FNB in the event of a breach of this Section 8, and that it would be impossible for FNB to measure damages in the event of such a breach.  Therefore, Deitch agrees that, in addition to other rights that FNB may have, FNB is entitled to an injunction preventing Deitch from any breach of this Section 8.

9.            Binding Effect

This Agreement shall inure to the benefit of and be binding upon FNB, its successors and assigns, including, without limitation, any person, partnership, company or corporation which may acquire all or substantially all of the assets or business of FNB or into which FNB may be liquidated, consolidated, merged or otherwise combines, regardless of the identity or form of the surviving entity, and shall inure to the benefit of and be binding upon Deitch, his heirs, and personal representatives.

10.          Notice

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail, return receipt requested, correctly addressed to Deitch’s residence, in the case of Deitch, or to its principal office, in the case of FNB.  Copies of all such notices shall simultaneously be personally delivered or sent by United States first class, registered or certified mail, or by a nationally-recognized overnight delivery service, to Patricia A. Gritzan, Esquire, Saul Ewing LLP, 1500 Market Street, Centre Square West, 38th Floor, Philadelphia, PA 19102.

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11.          Waiver of Breach

Waiver by either party of the breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

12.          Vested Benefits

This Agreement shall not limit or in any way affect any benefits which Deitch may be entitled to receive under any benefits in which Deitch has a vested interest as of the date of this Agreement.

13.          Savings Clause

Should any provision contained herein be determined by decree or court or other judicial body to be illegal or unenforceable, such provision shall be considered null and void and the remainder of this Agreement shall remain in full force and effect and shall be construed without reference to any such provision.  Nevertheless, it is the intention of the parties hereto that any such invalid or unenforceable provision shall, if possible, be construed and enforced in such a manner as to make the same valid and enforceable under applicable law and consistent with the reasonable intention of the parties as expressed in such provision.

14.          Governing Law

Questions pertaining to the validity, construction and administration of this Agreement shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

15.          Entire Agreement; Modification

This Agreement supersedes the Letter dated June 9, 2008 from the Corporation to Deitch, in his capacity as Chairman and Chief Executive Officer of AHB, and constitutes the entire understanding and agreement between the parties hereto with regard to the subject matter

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hereof, and there are no other agreements, conditions, representations or understandings, oral or written, expressed or implied, with regard to the subject of this Agreement.  This Agreement may be amended or modified only by a written instrument executed by the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

THE FIRST NATIONAL BANK OF CHESTER COUNTY

By:
Kevin C. Quinn, President

FIRST CHESTER COUNTY CORPORATION

By:
John A. Featherman, III, Chairman and Chief Executive Officer

FIRST CHESTER COUNTY CORPORATION

By:
James M. Deitch

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Exhibit “A”

James M. Deitch, Managing Director, AHB Division

2008 Compensation and Benefits

Annual Salary	$203,000

Group Medical Insurance	AHB Blue Shield, until converted to Personal Choice (Family Tier)

Group Dental Insurance	AHB Dental until converted to Delta Dental (Family Tier)

Group Vision Insurance	AHB Vision Benefits of America, until converted to Vision Benefits of America (Family Tier)

Retirement Savings Plan(s):

Qualified Plan: AHB 401(k) with match of 50 cents on every dollar up to $3,000 per year, until converted to 401(k) Plan administered by Lincoln Financial Group with Bank match: of 75 cents on every dollar up to 5% of base earnings. Annual discretionary profit sharing contribution made into 401(k) account: 3% of the first $30,000 of base salary, 6% of earnings above $30,000.

Please refer to IRS indexed dollar limits for 2008 for qualified and non-qualified plans.

Non Qualified Plan:

Non Qualified Plan: First National Bank of Chester County Supplemental Benefit Retirement Plan. Bank contributes 3% of annual salary into an interest bearing account.

Please refer to IRS indexed dollar limits for 2008 for qualified and non-qualified plans.

Group Life/AD&D Insurance

AHB Group Life/ADD until converted to All group life/disability policies are administered by Principal Financial Group. Please refer to the group policy which outlines exclusions and limitations.

Coverage 3x annual salary up to a maximum of $345,000

Supplemental Life Insurance	As approved by the Board of Directors and P&C Committee

Group Short Term Disability Insurance	Weekly maximum - $2,500 (duration is 24 weeks)

Group Long Term Disability Insurance	Coverage 60% of pre-disability earnings

Executive Incentive Plan	As set forth in Definitive Merger Agreement, Section 6.14

Automobile Lease	In lieu of Auto Allowance

Paid Time Off	Six weeks PTO

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EXHIBIT 8

EXECUTIVE EMPLOYMENT AGREEMENT

FIRST CHESTER COUNTY CORPORATION

THE FIRST NATIONAL BANK OF CHESTER COUNTY

and

ANNA RUTH SMITH

EXHIBIT “A”

i

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made this 18th day of September, 2008, by and between FIRST CHESTER COUNTY CORPORATION, a Pennsylvania business corporation, and THE FIRST NATIONAL BANK OF CHESTER COUNTY, a wholly-owned subsidiary of First Chester County Corporation and a national banking association with its principal offices located at 9 North High Street, West Chester, Pennsylvania (hereinafter individually referred to as “Corporation” and “Bank” respectively, and collectively referred to as “FNB”) and ANNA RUTH SMITH, of 464 Lancer Drive, Columbia, Pennsylvania 17512 (hereinafter referred to as “Smith”).

Reference is made to that certain Agreement and Plan of Merger, dated of even date herewith by and among, the Corporation, the Bank and American Home Bank, National Association (“AHB”) (the “Merger Agreement”).  Capitalized terms that are not defined herein have the meanings given to them in the Merger Agreement.

This Agreement is being executed as an inducement to the Corporation and Bank to enter into and to perform their respective obligations under the Merger Agreement and as a condition to the Corporation’s and the Bank’s obligations under the Merger Agreement.

Smith is currently the President and Chief Operating Officer of AHB.  Upon consummation of the transactions contemplated by the Merger Agreement, and pursuant to the terms thereof, Smith is to become the President of the American Home Bank Division of FNB (the “AHB Division”).

Smith’s leadership skills and services have constituted a major factor in the successful growth and development of AHB.

FNB desires to employ and retain the experience and financial ability and services of Smith as President of the AHB Division from the effective date hereof and to prevent any other business in competition with FNB from securing the benefit of her services, background and expertise in the banking business.

The terms, conditions and undertakings of this Agreement were submitted to and duly approved and authorized by the Boards of Directors of both the Corporation and the Bank.

NOW, THEREFORE, in consideration of the foregoing recitals, which are hereby incorporated by reference, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Employment

Upon consummation of the transactions contemplated by the Merger Agreement, FNB will employ Smith as the President of the AHB Division, and Smith hereby accepts such employment, under and subject to the terms and conditions hereinafter set forth.  The “Effective Date” of the transactions contemplated by the Merger Agreement and as defined therein is also referred to herein as the “Employment Commencement Date.”

2.             Term

Subject to the provisions for termination of this Agreement provided in Paragraph 5 hereof, the term of this Agreement shall be for a period commencing the Effective Date and ending at 11:59 p.m. on December 31, 2010 (the “Term”).  On January 1, 2010 and on each succeeding January 1, the Term shall be extended automatically for one year, unless either of the following two conditions is met:  (a) FNB or Smith give written termination notice pursuant to Section 5 hereof, or (b) FNB or Smith agree to a mutually acceptable date on which to terminate this Agreement.

3.             Compensation

During the Term of this Agreement, FNB shall pay Smith a salary (hereinafter referred to as “Compensation”) and provide Smith with life, health and disability insurance

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coverage, retirement (qualified and nonqualified) benefits, vacations, bonuses, and other benefits (hereinafter collectively referred to as the “Benefits”), the amounts and nature of which shall be fixed by the Boards of Directors of the Corporation and the Bank from time to time and set forth on the attached Exhibit “A”; provided, however, that in no event shall Smith’s Compensation be less than one hundred percent (100%) of the Compensation set forth on Exhibit “A”, and in no event shall Smith’s Benefits be less than or materially different from the Benefits she is to receive as of the date of this Agreement.

4.             Position and Responsibilities

(a)           Position and Duties.  Smith will be employed as the President of the AHB Division, reporting to the Managing Director of the AHB Division, and, except as set forth in Section 5 hereof, will continue to serve as the President of the AHB Division throughout the entire Term.  In no event shall Smith be employed by the Corporation or the Bank during any calendar year subsequent to 2008 at a lower position or rank and any such diminution in position or authority shall be considered a breach of this Agreement by FNB, which breach FNB shall be provided an opportunity to cure within thirty (30) days upon notice to FNB by Smith.  Smith shall devote her full time and efforts solely to the business of FNB and the AHB Division and shall diligently, efficiently and effectively perform such duties as shall be assigned to her, which shall consist of the general and active management of the business of the AHB Division and such other duties of supervision and management as are generally vested in the office of the President of a major division or as are directed or otherwise set forth in job descriptions established by the Boards of Directors of the Corporation or the Bank for such offices.  Unless otherwise directed by the Board of Directors of the Corporation or the Bank, the Chief Executive Officer of the Corporation or the Bank, the President of the Corporation or the Bank, or the Managing Director of the AHB Division, Smith shall have overall responsibility for the management, profitability

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and performance of the AHB Division which includes, without limitation, responsibility for ensuring the safety and soundness of FNB to the extent impacted by the AHB Division.  Smith shall at all times during the Term of this Agreement refrain from doing any act, disclosing any information or making any statements to any person other than officers of FNB which may result in the disclosure of confidential information or adversely affect the good reputation of FNB in the community or which might adversely affect the professional or business relationship between FNB and any business, depositor, borrower or any other person with whom FNB is doing business or is contemplating doing business.

(b)           Office and Support.  FNB shall provide Smith with an office, secretarial assistance and such other facilities and support services as shall be suitable to Smith’s position and responsibilities as set forth above and as may be necessary to enable Smith to perform such duties effectively and efficiently.

(c)           Location of Office.  In connection with Smith’s employment by the Corporation and the Bank, Smith shall maintain her office at 3840 Hempland Road, Mountville, Pennsylvania, or at such other office as the Board of Directors of the Corporation or the Bank may select within the immediate vicinity of Mountville, Pennsylvania.

5.             Termination

(a)           Death.  If Smith dies during her employment hereunder, her Compensation and Benefits hereunder shall terminate, and her bonus (if any) shall be prorated as of the last day of the third month after the month in which she dies.

(b)           Disability.  If Smith shall become disabled (as determined by FNB’s insurance carrier or a physician of its choice) during the Term, then from and after the date upon which it is determined that Smith became disabled and until such time as Smith returns to the full time employment at FNB, she shall not receive her Compensation and Benefits, but shall only be

4

entitled to receive disability benefits as are provided under the disability insurance and/or salary continuation policy covering Smith which is maintained in force by FNB at the time such disability occurs.  FNB shall maintain a disability insurance policy or salary continuation policy covering Smith during the entire Term, and FNB shall not cause or suffer any termination, lapse, suspension or modification of any of such policies or any reductions in the amounts of coverage provided thereunder without first giving Smith at least thirty (30) days prior written notice thereof.

(c)           For Cause.  The Board of Directors of the Corporation or the Bank may terminate this Agreement at any time if Smith is convicted of a crime which is a felony or misdemeanor and that involves fraud, dishonesty or moral turpitude, or if she breaches any material provision of this Agreement or substantially fails to provide the services which are required of her under the terms of this Agreement.  However, prior to terminating this Agreement by reason of Smith’s failure to provide services hereunder or her breach of any provision of this Agreement, the Board of Directors of the Corporation or the Bank shall first give Smith written notice specifically identifying the manner in which Smith has breached the terms of this Agreement and the approximate date or dates on which such violations have occurred. Smith shall have thirty (30) days from her receipt of such notice within which to cure or correct the effects of such breach and to report in writing to the Boards of Directors of the Corporation and the Bank all steps which she has taken to cure such breach.  If Smith shall not have corrected or cured such breach or diligently taken all steps which are necessary to do so within the aforesaid thirty (30) day period, the Board of Directors of the Corporation or the Bank may terminate this Agreement immediately, upon giving Smith written notice of such termination on or after the 31st day following the date on which notice of the breach was

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delivered to Smith.  If the breach asserted by the Board of Directors of the Corporation or the Bank is, because of its nature, incapable of being corrected or cured, then such breach shall not be cause for termination of this Agreement unless such breach shall be deemed to have caused FNB significant and irreparable harm in the opinion of a simple majority of all of the members of the Board of Directors of the Corporation or the Bank.  Any decision rendered by the Board of Directors of the Corporation or the Bank which reasonably determines that such breach has caused significant or irreparable harm to FNB shall be final, binding and conclusive for purposes of this Agreement and shall not be subject to challenge by Smith.  If such breach is not deemed to have caused FNB significant and irreparable harm, then this Agreement may not be terminated by reason thereof, but any future breach of a similar nature shall be cause for immediate termination by the Board of Directors of the Corporation or the Bank upon giving Smith written notice thereof.  If this Agreement is terminated by FNB for cause pursuant to this subparagraph, then FNB shall be under no obligation to provide Compensation or Benefits to Smith following the effective date of such termination, except for such Compensation and Benefits which have accrued and which have not been paid or furnished as of the effective date of such termination.

(d)           Removal Without Cause.  The Corporation or the Bank shall have the right at any time upon written notice to Smith, to terminate the employment of Smith hereunder. If such termination by the Corporation or the Bank is not by reason of disability pursuant to paragraph (b), of this Section 5 or for cause pursuant to paragraph (c) of this Section 5, FNB shall be obligated to continue to pay the Compensation and provide the Benefits to Smith for twelve (12) months, at the rate, times and intervals at which such Compensation and Benefits are being paid or provided as of the date on which FNB terminates the employment of Smith.

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(e)           Breach by FNB.  If FNB breaches any provision of this Agreement (specifically including, but not limited to, substantial diminution in the position and authority of Smith which has not been cured by FNB as set forth in the preceding paragraphs), Smith may leave the employment of FNB; however, Smith must provide written notice to FNB of any alleged breach and FNB must have thirty (30) days to cure or correct such breach or otherwise inform Smith that it declines to do so.  If FNB fails to cure or correct such breach, or otherwise informs Smith that it declines to do so, Smith will be under no obligation to perform her duties hereunder and shall have no further liability or obligations under any provisions of this Agreement.  In such event, however, FNB shall be obligated to continue to pay the Compensation and provide the Benefits to Smith for twelve (12) months, at the rate, times and intervals at which such Compensation is being paid on the date on which FNB commits a breach of this Agreement.

(f)            By Smith.  Smith may terminate this Agreement effective as of December 31st of any year during the Term of this Agreement for any reason, by giving the Boards of Directors of the Corporation and the Bank written notice thereof on or before December 1st of such year.  If Smith terminates this Agreement pursuant to this subparagraph, FNB shall be under no obligation to pay any Compensation or provide any Benefits to Smith following the effective date of such termination, except that FNB shall remain liable to pay the Compensation and Benefits which have accrued but which remain unpaid or unfurnished as of the effective date of such termination.

(g)           At End of Term.  If FNB terminates Smith’s employment hereunder as of the end of the Term or any extension thereof, FNB shall be obligated, as severance payments, to continue to pay the Compensation and provide the Benefits to Smith for a period of twelve (12)

7

months after such termination at the rates, times and intervals at which such Compensation and Benefits are being paid or provided as of the date on which FNB terminates the employment of Smith.  If Smith’s employment by FNB continues after the end of the Term or any extension thereof, no severance payments will be provided to her.

(h)           Termination After a Change in the Ownership or Effective Control.  If Smith’s employment is terminated (i) by the Corporation or the Bank and such termination is not by reason of death, disability or for cause as set forth in this Section 5, (ii) or by Smith pursuant to Section 5 of this Agreement, and such termination is within two years after a “Change in the Ownership or Effective Control”, then the Corporation and the Bank shall be obligated, jointly and severally, to continue to provide Smith with the Compensation and Benefits provided for two (2) years after such termination (in lieu of other continuation payments provided in this Agreement).  Such Compensation and Benefits shall be paid and provided at the rate, times and intervals at which such compensation and benefits were paid or provided on the date of such termination of Smith’s employment.  A Change in the Ownership or Effective Control of the Corporation or the Bank occurs under the terms of Treasury Regulations, Section 1.409A-3(i)(5).

(i)            Limitation on Payments.  If there is a determination, either made or confirmed by FNB’s outside legal counsel, that any payment to Smith pursuant to this Agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Code or any similar tax imposed by federal, state or local law, Smith shall receive a payment such that, after payment of all taxes on such amount, leaves a balance sufficient to pay the excise or similar tax.

(j)            Compliance with Section 409A.  Payments made pursuant to this Agreement that are subject to the provisions of Section 409A of the Code may be made only in

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compliance with that Section.  Smith agrees to any changes in the timing of distributions or other provisions that are necessary to assure compliance with Section 409A.

6.             Indemnification

FNB agrees to indemnify Smith to the maximum extent permitted under applicable law for any liability incurred by Smith in her capacity as an officer or director of FNB.  In such right or rights of indemnification which Smith shall have as set forth hereunder or in the By-laws of the Corporation or the Bank as of the date Smith’s employment hereunder is terminated shall survive such termination.  FNB shall obtain directors’ and officers’ liability insurance with coverage relating to all acts and omissions alleged to have occurred during the Term of this Agreement.

7.             Expenses and Automobile

Smith is authorized to incur reasonable expenses for promoting the business of FNB, including expenses for travel, entertainment and similar items on behalf of FNB business. FNB shall reimburse Smith for all such expenses upon the presentation by Smith, from time to time, of an itemized account of such expenditures.  In addition, FNB shall provide Smith with an automobile for her use during the Term.

8.             Restrictive Covenant

(a)           During the Term of this Agreement and for a period of one (1) year thereafter, Smith shall not, directly or indirectly, be employed by or enter into a consulting arrangement with or otherwise agree to perform personal services for any other bank or financial institution, including any mortgage banking business, doing business in Pennsylvania, New Jersey, New York, Maryland, Delaware or in any other state in which the AHB Division generated 5% or more of its business in the preceding twelve (12) months (the “Applicable Area”); directly or indirectly employ or seek to employ any person employed at that time by

9

FNB, or otherwise encourage or entice any such person to leave such employment, or solicit any customers or vendors of FNB on behalf of or for the benefit of any such bank or financial institution, including any mortgage banking business; provided, however, that if Smith terminates this Agreement by reason of a breach of this Agreement by FNB or if Smith’s employment is terminated for any reason other than pursuant to Sections 5(c) or 5(f) of this Agreement, this restrictive covenant shall be null and void and Smith shall be entitled to be employed by any bank or financial institution, including any mortgage banking business, doing business in the Applicable Area.

(b)           Smith covenants and agrees that at no time during the term of this Agreement, nor at any time following any termination of employment will Smith communicate, furnish, divulge or disclose in any manner to any person or entity any Confidential Information (as defined in 8(c)) without the prior express written consent of FNB.  After a termination of employment, Smith shall not, without the prior written consent of FNB, or as may otherwise be required by law or legal process, communicate or divulge such Confidential Information to anyone other than FNB and its designees.

(c)           For purposes of this Section, “Confidential Information” shall mean financial information about FNB, contract terms with vendors and suppliers, customer and supplier lists and data, trade secrets and such other competitively-sensitive information to which Smith has access as a result of her positions with FNB, except that Confidential Information shall not include any information which was or becomes generally available to the public (i) other than as a result of a wrongful disclosure by Smith, (ii) as a result of disclosure by Smith during the term of this Agreement which she reasonably and in good faith believes is required by the performance of her duties under this Agreement, or (iii) any information compelled to be

10

disclosed by applicable law or administrative regulation; provided that Smith, to the extent not prohibited from doing so by applicable law or administrative regulation, shall give FNB written notice of the information to be so disclosed pursuant to clause (iii) of this sentence as far in advance of its disclosure as is practicable.

(d)           Smith acknowledges that monetary damages will not be an adequate remedy for FNB in the event of a breach of this Section 8, and that it would be impossible for FNB to measure damages in the event of such a breach.  Therefore, Smith agrees that, in addition to other rights that FNB may have, FNB is entitled to an injunction preventing Smith from any breach of this Section 8.

9.             Binding Effect

This Agreement shall inure to the benefit of and be binding upon FNB, its successors and assigns, including, without limitation, any person, partnership, company or corporation which may acquire all or substantially all of the assets or business of FNB or into which FNB may be liquidated, consolidated, merged or otherwise combines, regardless of the identity or form of the surviving entity, and shall inure to the benefit of and be binding upon Smith, her heirs, and personal representatives.

10.            Notice

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail, return receipt requested, correctly addressed to Smith’s residence, in the case of Smith, or to its principal office, in the case of FNB.  Copies of all such notices shall simultaneously be personally delivered or sent by United States first class, registered or certified mail, or by a nationally-recognized overnight delivery service, to Patricia A. Gritzan, Esquire, Saul Ewing LLP, 1500 Market Street, Centre Square West, 38th Floor, Philadelphia, PA 19102.

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11.          Waiver of Breach

Waiver by either party of the breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

12.          Vested Benefits

This Agreement shall not limit or in any way affect any benefits which Smith may be entitled to receive under any benefits in which Smith has a vested interest as of the date of this Agreement.

13.          Savings Clause

Should any provision contained herein be determined by decree or court or other judicial body to be illegal or unenforceable, such provision shall be considered null and void and the remainder of this Agreement shall remain in full force and effect and shall be construed without reference to any such provision.  Nevertheless, it is the intention of the parties hereto that any such invalid or unenforceable provision shall, if possible, be construed and enforced in such a manner as to make the same valid and enforceable under applicable law and consistent with the reasonable intention of the parties as expressed in such provision.

14.          Governing Law

Questions pertaining to the validity, construction and administration of this Agreement shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

15.          Entire Agreement; Modification

This Agreement supersedes the Letter dated June 9, 2008 from the Corporation to Smith, in her capacity as President and Chief Operating Officer of AHB, and constitutes the entire understanding and agreement between the parties hereto with regard to the subject matter

12

hereof, and there are no other agreements, conditions, representations or understandings, oral or written, expressed or implied, with regard to the subject of this Agreement.  This Agreement may be amended or modified only by a written instrument executed by the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

THE FIRST NATIONAL BANK OF CHESTER COUNTY

By:
Kevin C. Quinn, President

FIRST CHESTER COUNTY CORPORATION

By:
John A. Featherman, III, Chairman
and Chief Executive Officer

FIRST CHESTER COUNTY CORPORATION

By:
Anna Ruth Smith

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Exhibit “A”

Anna Ruth Smith, President, AHB Division

2008 Compensation and Benefits

Annual Salary	$195,000

Group Medical Insurance	AHB Blue Shield, until converted to Personal Choice (Family Tier)

Group Dental Insurance	AHB Dental until converted to Delta Dental (Family Tier)

Group Vision Insurance	AHB Vision Benefits of America, until converted to Vision Benefits of America (Family Tier)

Retirement Savings Plan(s):

Qualified Plan: AHB 401(k) with match of 50 cents on every dollar up to $3,000 per year, until converted to 401(k) Plan administered by Lincoln Financial Group with Bank match: of 75 cents on every dollar up to 5% of base earnings. Annual discretionary profit sharing contribution made into 401(k) account: 3% of the first $30,000 of base salary, 6% of earnings above $30,000.

Please refer to IRS indexed dollar limits for 2008 for qualified and non-qualified plans.

Non Qualified Plan: First National Bank of Chester County Supplemental Benefit Retirement Plan Bank contributes 3% of annual salary into an interest bearing account.

Please refer to IRS indexed dollar limits for 2008 for qualified and non-qualified plans.

Group Life/AD&D Insurance	AHB Group Life/ADD until converted to All group life/disability policies are administered by Principal Financial Group. Please refer to the group policy which outlines exclusions and limitations.

Coverage 3x annual salary up to a maximum of $345,000

Supplemental Life Insurance	As approved by the Board of Directors and P&C Committee

Group Short Term Disability Insurance	Weekly maximum - $2,500 (duration is 24 weeks)

Group Long Term Disability Insurance	Coverage 60% of pre-disability earnings

Executive Incentive Plan	As set forth in Definitive Merger Agreement, Section 6.14

Automobile Lease	In lieu of Auto Allowance

Paid Time Off	Five weeks PTO

A-1